Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Among

INTEST CORPORATION;

as Borrower

and

AMBRELL CORPORATION,

INTEST SILICON VALLEY CORPORATION,

INTEST EMS, LLC, and

TEMPTRONIC CORPORATION;

as Guarantors

and

M&T BANK,

as Bank

Dated as of: October 15, 2021

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made effective as of October 15, 2021 by and among INTEST CORPORATION, a Delaware corporation, (“Borrower”), AMBRELL CORPORATION, a Delaware corporation, INTEST SILICON VALLEY CORPORATION, a Delaware corporation, INTEST EMS, LLC, a Delaware limited liability company, and TEMPTRONIC CORPORATION, a Delaware corporation (each individually, a “Guarantor” and collectively, the “Guarantors”) and M&T Bank (together with its successors and assigns, “Bank”).

BACKGROUND

A.        Borrower, Guarantors and Bank are parties to that certain Loan and Security Agreement dated as of April 10, 2020, as amended by that certain First Amendment to Loan and Security Agreement dated as of December 15, 2020, and amended by that certain Second Amendment to Loan and Security Agreement dated as of April 10, 2021 (collectively, as modified, the “Existing Loan Agreement”).

B.        Pursuant to the Existing Loan Agreement, Bank made available to Borrower a revolving line of credit in the maximum principal amount of Ten Million Dollars ($10,000,000).

C.        Borrower has requested and Bank has agreed to extend to Borrower a non-revolving delayed draw term loan in the maximum principal amount of Twenty Five Million Dollars ($25,000,000).

D.        Borrower and Bank desire to amend and restate the Existing Loan Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit now or hereafter made to or for the benefit of Borrower under this Agreement, the parties hereto, intending to be legally bound hereby, agree that the Existing Loan Agreement is hereby amended and restated to read, in its entirety, as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1     Definitions. The following words and phrases as used in capitalized form in this Agreement, whether in the singular or plural, shall have the meanings indicated:

Account Debtor means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

Accounts means, with respect to a Person, all of such Person’s now owned and hereinafter acquired rights to payment for goods sold or leased or for services rendered which is not evidenced by any instrument or chattel paper, whether or not it has been earned by performance, and any other property or interest in property that is classified as an account pursuant to the UCC.

Advances means any loan or extension of credit by Bank to Borrower, including without limitation, advances under the Revolving Credit Facility, the Term Loan, and/or advances to pay Bank Expenses.

Affiliate means any Person which directly or indirectly controls, or is controlled by, or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement means this Amended and Restated Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Anti-Terrorism Laws means any Applicable Law relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Law means, with respect to any Person, all provisions of constitutions, statutes, regulations and orders of any Governmental Authority applicable to such Person or its property, including, without limitation, all orders and decrees of all courts and arbitrators in proceedings or actions to which such Person is a party. In respect of contracts relating to interest or finance charges that are made or performed in the Commonwealth of Pennsylvania, “Applicable Law” shall mean the laws of the U.S., including without limitation 12 U.S.C. §§ 85 and 86(a), as amended from time to time, and any other statute of the U.S. now or at any time hereinafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the Commonwealth of Pennsylvania. Notwithstanding the foregoing, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Applicable Law), in each case pursuant to Basel III, shall in each case be deemed to be an Applicable Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Applicable Margin is equal to the percent per annum in excess of the Base Rate or SOFR Rate as set forth in the following pricing matrix:

Pricing Level	Funded Debt to EBITDA	Applicable Margin for Base Rate	Applicable Margin for SOFR Loans	Unused Facility Fee
Level I	2.5x < x ≤ 3.0	1.61%	2.61%	0.25%
Level II	2.0x < x ≤ 2.50x	1.36%	2.36%	0.20%
Level III	x ≤ 2.0x	1.11%	2.11%	0.15%

Assignment of Patents, Trademarks, Licenses and Copyrights means the collateral assignments of patents, trademarks, licenses and copyrights of even date herewith executed by each Borrower in favor of Bank as security for the Obligations.

Average Unused Portion of Maximum Revolving Credit Facility Amount means, as of any date of determination, (a) the Maximum Revolving Credit Facility Amount, less (b) the average Daily Balance of Advances that were outstanding under the Revolving Credit Facility during the immediately preceding quarter.

Average Unused Portion of Term Loan Amount means, as of any date of determination, (a) the Maximum Term Loan Amount, less (b) the average Daily Balance of Advances that were outstanding under the Term Loan during the immediately preceding quarter.

Bank means M&T Bank, its successors and assigns.

Bank Expenses has the meaning set forth in Section 17.11.

Bankruptcy Code means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, and any successor statute.

Base Rate means the greater of the (i) rate of interest announced by the Bank each day as its Prime Rate or (ii) the Federal Funds Effective Rate plus one-half of one percent (½%) per annum. Notwithstanding anything to the contrary herein, to the extent the Prime Rate or Federal Funds Effective Rate shall, at any time, be less than zero percent (0.00%), the Prime Rate or Federal Funds Effective Rate, as applicable, shall be deemed to be zero percent (0.00%) for purposes hereof.

Benchmark has the meaning set forth in Section 6.5(f).

Benchmark Replacement has the meaning set forth in Section 6.5(f).

Benchmark Replacement Adjustments has the meaning set forth in Section 6.5(f).

Benchmark Replacement Conforming Changes has the meaning set forth in Section 6.5(f).

Benchmark Replacement Date has the meaning set forth in Section 6.5(f).

Benchmark Transition Event has the meaning set forth in Section 6.5(f).

Benchmark Transition Start Date has the meaning set forth in Section 6.5(f).

Benchmark Unavailability Period has the meaning set forth in Section 6.5(f).

Benefit Plan means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

Books means all of a Person’s books and records, including without limitation, ledgers; records indicating, summarizing, or evidencing such Person’s properties or assets (including the Collateral) or liabilities; all information relating to such Person’s business operations or financial condition; and all computer programs, disk or tape files, printouts, runs or other computer prepared information.

Borrower means inTEST Corporation, a Delaware corporation, individually, and their individual successors and assigns.

Business (i) for inTEST Corporation means the ownership of Subsidiaries engaged in the design and manufacturing of engineered solutions for automated and electronic test equipment and industrial process applications, (ii) for Ambrell Corporation means the manufacturing of induction heating systems, (iii) for inTEST Silicon Valley Corporation means the manufacturing of products used by semiconductor manufacturers, (iv) for inTEST EMS, LLC means the design, manufacturing, and marketing of products used by semiconductor manufacturers, and (v) Temptronic Corporation means the manufacturing of systems for thermal testing and conditioning of electronics and materials.

Business Day means any day other than Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.

Capital Expenditures means any expenditure that would be classified as a capital expenditure in accordance with GAAP.

Capital Stock means corporate stock and any and all shares, partnership interests, limited partnership interests, membership interests, equity interests, rights, securities or other equivalent evidences of ownership (however designated) issued by any entity (whether a corporation, partnership, limited liability company, limited partnership, business trust or other type of entity).

Capitalized Lease means any lease of Property, the obligations for the rental of which are required to be capitalized in accordance with GAAP.

Capitalized Lease Obligations means all amounts payable with respect to a Capitalized Lease.

Change of Control means the occurrence of any of the following events: (a) a change in ownership or control of Borrower effected through a transaction or series of transactions whereby any Person or group of Persons who are Affiliates directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934) of securities of Borrower possessing more than fifty percent (50%) of the total combined voting power of Borrower’s securities outstanding immediately after such acquisition, whether by means of a sale, merger, consolidation or otherwise or (b) any direct or indirect acquisition or purchase of over fifty percent (50%) in fair market value of the consolidated assets of Borrower and its Affiliates other than through the ordinary course of business of Borrower and its Affiliates.

Closing Date means the date of this Agreement.

Collateral has the meaning set forth in Section 9.4.

Collateral Access Agreement means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Obligor’s Equipment, Inventory or Books, in each case, in form and substance satisfactory to Bank.

Commercial Tort Claims shall have the meaning given to such term in the UCC.

Compliance Certificate means a certificate substantially in the form of Exhibit A and delivered by the chief executive officer or chief financial officer of Borrower, to Bank, as required under Section 14.7.

Contract Period means the period of time commencing on the date of this Agreement and expiring on October 15, 2026.

Current Assets at a particular date means the amount of all assets of Borrower which would be classified as current assets on a consolidated balance sheet of Borrower at such date, in accordance with GAAP, including without limitation all cash, marketable securities, mutual funds, treasury bills and other investment property.

Current Liabilities at any particular date means the liabilities (including tax and other proper accruals) of Borrower which would be included as current liabilities on a consolidated balance sheet of Borrower at such date, in accordance with GAAP, including in all cases the outstanding principal balance of the Revolving Credit Facility.

Current Maturities means the scheduled payments of principal on all Indebtedness for borrowed money having an original term of more than one (1) year (including but not limited to the outstanding principal balances of the Subordinated Indebtedness and the amortization of Finance Lease Obligations), as shown on the Borrower’s financial statements as of one year prior to the date of determination.

Current Ratio means the ratio of Current Assets divided by Current Liabilities.

Daily Balance means the amount of an Obligation owed at the end of a given day.

Daily Simple SOFR means for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (ET) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website (and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred), then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. The Daily Simple SOFR shall be subject to a floor of zero percent (0.00%).

Default means an event, condition or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

Default Rate has the meaning set forth in Section 6.7.

Disbursement Letter means an instructional letter executed and delivered by Borrower to Bank regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Bank.

Dollars or $ means freely transferable U.S. Dollars.

EBITDA means, for any period, without duplication, (a) the consolidated Net Income of Borrower (exclusive of extraordinary gains) for such period, plus the aggregate amounts deducted in determining such consolidated Net Income in respect of (i) Interest Expense, (ii) Tax Expense, and (iii) depreciation and amortization expenses for such period, each determined on a consolidated basis in accordance with GAAP, plus/minus (b) adjustment to EBITDA approved by Bank in writing in its sole discretion.

Equipment means all of a Person’s present and hereafter acquired cars, trucks, vehicles, machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, trailers, tools, dies, jigs, molds, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, without limitation (a) any interest of such Person in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

ERISA means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

ERISA Affiliate means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Obligor under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Obligor under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a member of an affiliated service group of which any Obligor is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Obligor and whose employees are aggregated with the employees of any Obligor under IRC Section 414(o).

ERISA Event means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of any Obligor, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during, a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, or the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Obligor, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by any Obligor or any of its Subsidiaries or any of their ERISA Affiliates.

Event of Default has the meaning set forth in Section 17.1.

Excess Cash Flow means the result of EBITDA minus (without duplication) (a) cash Interest Expense to the extent paid or payable, minus (b) income and franchise taxes paid or payable in cash, minus (c) all principal payments and prepayments (except for voluntary prepayments) of Indebtedness (whether scheduled or mandatory prepayments but excluding Excess Cash Flow prepayments), minus (d) except to the extent financed with proceeds from the incurrence of Indebtedness which is permitted expenditures for Permitted Acquisitions, minus (e) non-financed Capital Expenditures, minus (f) the aggregate consideration (including, without limitation, purchase price adjustments, deferred purchase price payments and earn-out Obligations) paid in cash during such period with respect to Permitted Acquisitions to the extent not financed with Indebtedness (other than proceeds of revolving credit loans).

Excess Cash Flow Recapture means that Borrower agrees to pay to Bank, commencing with the receipt of Borrower’s December 31, 2022 audit, seventy-five percent (75%) of Excess Cash Flow, which is measured and charged by Bank after receipt and review of the Borrower’s required annual audit, as prepayment of the outstanding principal of Term Loans with an elected amortization period in excess of five (5) years. Such payments shall be applied by Bank in the inverse order of maturity, but will not exceed, in the aggregate, twenty-nine percent (29%) of the original principal amount of any applicable Term Loan during its amortization period.

Excluded Hedging Obligation means with respect to Borrower, any Hedging Obligation if, and to the extent that, all or a portion of the guaranty of Borrower of, or the grant by Borrower of a security interest to secure, such Hedging Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute (the “Commodity Exchange Act”) or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Borrower’s failure for any reason not to constitute an "eligible contract participant" as defined in the Commodity Exchange Act at the time the guaranty of Borrower would otherwise have become effective with respect to such related Hedging Obligation but for Borrower’s failure to constitute an "eligible contract participant" at such time.

Existing Loan Agreement has the meaning set forth in the preamble.

Federal Funds Effective Rate means, on any day, a fluctuating interest rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average rate (rounded upward to the nearest 1/100th of 1%) charged to the Bank on such day on such transactions as determined by the Bank.

Federal Reserve Bank of New York’s Website means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

FEIN means Federal Employer Identification Number.

Finance Lease means any lease of Property, the obligations for the rental of which are required to be shown as a finance lease on a balance sheet prepared in accordance with GAAP.

Finance Lease Obligations means all amounts payable with respect to a Finance Lease.

Financial Asset means any financial asset, now owned or hereafter acquired that is classified as a “financial asset” pursuant to Chapter 8 (or Article 8) of the UCC.

Fixed Charge Coverage Ratio means the ratio calculated quarterly on a trailing twelve (12) month basis of (i) EBITDA, less distributions and dividends of Borrower, Capital Stock repurchases, and Unfunded Capital Expenditures divided by (ii) the Current Maturities of long term debt of Borrower, plus Interest Expense.

Funded Debt means without duplication, all Indebtedness of Borrower for borrowed money, and all guaranties of Borrower of any or all of the foregoing. Funded Debt shall include, without limitation, all Subordinated Indebtedness of Borrower and Capitalized Lease Obligations of Borrower.

Funding Date means the date, which must be a Business Day, on which the funding of an Advance occurs.

GAAP means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied and maintained.

General Intangibles means all of a Person’s present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, licenses, lease rights, permits, approvals, choses or things in action, goodwill, trade secrets, methods, processes, know-how, formulas, label designs, domain names, domain name registrations, patents, patent rights and applications, trade names, brand names, logos, inventions, trademarks and registrations or applications therefor, servicemarks and registrations or applications therefor, copyrights and registrations or applications therefor, blueprints, plans, patterns, drawings, specifications, designs, manufacturing or processing rights, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, software and computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, tax refund claims, government subsidy payments, databases, all notes and records with respect to any research and development and all physical embodiments of the foregoing), other than Inventory, Accounts, Equipment and Negotiable Collateral. General Intangibles shall also include, without limitation, all assets necessary to the operation and maintenance of all present and future websites, including without limitation, all equipment, lease agreements, hosting agreements, line leases, intellectual property, copyrights, patents, trademarks, software licenses and general intangibles, and all intellectual property assets described on Schedule 10.18.

Governing Documents means the certificate or articles of incorporation, by-laws, partnership agreement, joint venture agreement, operating agreement or other organizational or governing documents of any Person.

Governmental Authority means any nation or government, any federal, state, county, municipal, parish, provincial or other political subdivision thereof and any department, commission, board, court, agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Guarantor means Ambrell Corporation, a Delaware corporation, inTEST Silicon Valley Corporation, a Delaware corporation, inTEST EMS, LLC, a Delaware limited liability company, and Temptronic Corporation, a Delaware corporation, individually, and Guarantors means Ambrell Corporation, a Delaware corporation, inTEST Silicon Valley Corporation, a Delaware corporation, inTEST EMS, LLC, a Delaware limited liability company, and Temptronic Corporation, a Delaware corporation, collectively, and their respective successors and assigns.

Hedging Contracts means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between a Borrower and Bank and designed to protect such Borrower against fluctuations in interest rates or currency exchange rates, including any agreement or arrangement that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Hedging Obligations means, with respect to a Borrower, all liabilities of such Borrower to Bank under Hedging Contracts.

Indebtedness, as applied to a Person, means:

(A)         all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined;

(B)         to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and

(C)         to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

Indemnified Parties has the meaning set forth in Section 18.

Interest Expense as applied to Borrower means for any period, the amount of interest expense on Indebtedness of Borrower for such period, determined in accordance with GAAP.

Inventory means all present and future inventory in which a Person has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of such Person’s present and future raw materials, work in process, finished goods, packaging, packing and shipping materials, goods used or consumed in the Person’s business, component parts, supplies and returned, rejected or repossessed goods, wherever located.

Investment Property means any investment property, now owned or hereafter acquired, that is classified as “investment property” pursuant to the UCC.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Lease means any lease of real estate under which any Obligor is the lessee.

Leasehold Property means any real estate owned by any Obligor which is the subject of a Lease.

Licenses means all licenses, permits, consents, approvals, security clearances, and authorizations issued by a Governmental Authority with respect to or in connection with the operation of any Obligor’s Business.

Lien means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded, published, registered or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising, from a mortgage, debenture, charge, deed of trust, encumbrance, pledge, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting any real property.

Liquidity means the sum of unrestricted cash, cash equivalents, the current market value of readily marketable securities listed on one of the major United States exchanges, bonds or stock mutual funds and other investments that can be liquidated within five (5) business days (only publicly traded, fully-marketable securities (no restricted securities or options) are to be included in readily marketable securities).

Loan Account has the meaning set forth in Section 7.11.

Loan Documents means this Agreement, the Notes, the Disbursement Letter, the Subordination Agreements, the Surety Agreement, the Assignments of Patents, Trademarks, Licenses and Copyrights and any other assignment or other agreement entered into, now or in the future, in connection with this Agreement, the Obligations or any of the transactions contemplated hereunder.

Loan Request has the meaning set forth in Section 4.2.

Loans means all Advances outstanding under the Revolving Credit Facility and the Term Loan, including without limitation SOFR Rate Loans.

Management Group means collectively, Richard Grant, Jr. and Duncan Gilmour.

Material Adverse Change means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Obligor, (b) the material impairment of any Obligor’s ability to perform its obligations under the Loan Documents to which it is a party or of Bank’s ability to enforce the Obligations of the Loan Documents or to realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of the Liens in favor of Bank with respect to the Collateral; provided, however, that until the fiscal quarter ending September 30, 2020, and thereafter for such period or periods as may be agreed to in writing by the Bank in its sole discretion, the declaration on March 13, 2020,of the national emergency relating to COVID-19 and related measures and the financial impact thereof on the Borrower and the Obligors shall not constitute a material adverse change in the condition (financial or otherwise) or operations of the Borrower and the Obligors.

Maximum Revolving Credit Facility Amount means $10,000,000.

Maximum Term Loan Amount means $25,000,000.

Multiemployer Plan means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

Negotiable Collateral means all of a Person’s present and future letters of credit, notes, drafts, instruments, Investment Property, Financial Assets, Capital Stock of direct and indirect Subsidiaries of Borrower, documents, personal property leases (wherein such Person is the lessor), chattel paper, and such Person’s Books relating to any of the foregoing.

Net Income means income (or loss) of Borrower, as determined on a consolidated basis in accordance with GAAP.

Non‑Assignable Contracts has the meaning set forth in Section 8.1(e).

Notes means the Revolver Note and each Term Note.

Obligations mean all payment and performance obligations and liabilities of Obligors to Bank of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, secured or unsecured, joint, several, joint and several, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such obligations or liabilities arise, including without limitation, the obligation of Obligors to pay (a) the principal of, premium, if any, on and interest on the Loans, (b) all fees, costs, expenses, indemnities, obligations and liabilities of Obligors owing at any time to Bank, under or in respect of this Agreement, each of the other Loan Documents, any credit or non-credit services provided by Bank, and each of the other documents executed by Obligors in connection therewith, and (c) all Hedging Obligations (other than Excluded Hedging Obligations).

Obligors means Borrower and Guarantors, collectively. Obligor means each Borrower and Guarantor, individually.

Operating Agreement means any equipment lease, advertising contract, supply agreement, employment agreement, collective bargaining agreement or other similar agreement or contract relating to the operation of the Businesses.

PBGC means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

Permitted Acquisition means any (i) acquisition of all or substantially all of the assets of a business or a unit or division of a business, or (ii) acquisition of Capital Stock or other securities in whatever legal manner, as each is consummated by Borrower provided that Borrower complies with the following conditions, limitations and/or restrictions, in each case in form and content acceptable to Bank:

(a)    such acquisition is in the Business of Borrower;

(b)    the form of the transaction, and the terms of the related purchase agreement, are acceptable to Bank;

(c)    for each new Affiliate or Subsidiary established in connection with the consummation of a Permitted Acquisition it be added to this Agreement as a guarantor as may be required by Bank, and Borrower will execute and deliver to Bank such amended documents as reasonably requested by Bank substantially in form and content consistent with Exhibit C attached hereto;

(d)    with respect to any assets acquired by Borrower not subject to a Permitted Lien, Borrower has delivered to Bank all documents, instruments and agreements required by the Bank to grant to the Bank a first priority perfected security interest on the properties and assets acquired (including mortgages and assignments of leases on Property and any estoppels related thereto) in connection with the Permitted Acquisition including UCC searches, UCC-1 filings and Collateral Access Agreements, as applicable, thirty (30) days prior to closing of such Permitted Acquisition;

(e)    the Borrower has delivered to Bank, thirty (30) days prior to closing, evidence in the form of Borrower’s explanatory written statement that Borrower (i) will be in compliance with the financial covenants set forth in Section 13 for the following twelve (12) months on a pro-forma basis after the consummation of such Permitted Acquisition, together with pro-forma covenant calculations on a going-forward basis, (ii) will be in compliance after giving effect of such acquisition Funded Debt to EBITDA ratio of ≤ 2.5x and Liquidity test of not less than $7,500,000, and (iii) will be in compliance with quality of earning on target; and

(f)    no Default or Event of Default has occurred and is continuing.

Person means and includes natural persons, legal persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and any governments and agencies and political subdivisions thereof.

Plan means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

Prime Rate means the annual interest rate announced from time to time by Bank and generally known by Bank as its “prime rate”, whether published by it publicly or only for the internal guidance of its loan officers. The Prime Rate is used merely as a pricing index and is not and should not be considered to represent the lowest or best rate available to a borrower.

Qualified ECP Guarantor means, in respect of any Hedging Obligations, Borrower that has total assets exceeding $10,000,000.00 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Hedging Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Property shall mean all types of real, personal or mixed property and all types of tangible or intangible property.

Rate Period means for any principal portion of the Revolving Credit Facility or an Term Loan for which Borrower elects a SOFR Rate plus Applicable Margin, the period of time for which such rate shall apply to such principal. Rate Periods for principal accruing interest at the SOFR Rate plus Applicable Margin under the Revolving Credit Facility shall be for a period of one (1) month and for no other length of time, provided that, no Rate Period may extend beyond the expiration of the Contract Period. Rate Periods for principal accruing interest at the SOFR Rate plus Applicable Margin under the Term Loan shall be for periods of one (1) month, adjusting daily, and for no other length of time, provided that, no Rate Period may extend beyond the Contract Period. Any SOFR Rate Loan under which Borrower has or may incur Hedging Obligations with Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts.

Relevant Governmental Body has the meaning set forth in Section 6.5(f).

Reportable Event means any of the events described in Section 4043(c) of ERISA or the regulations thereunder.

Revolver Note has the meaning set forth in Section 2.2.

Revolving Credit Facility means the revolving credit facility established for Borrower under this Agreement.

SOFR means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day.

SOFR Administrator means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

SOFR Breakage Fee has the meaning set forth in Section 6.3.

SOFR Loan Rate means Daily Simple SOFR.

SOFR Rate Day shall have the meaning specified in the definition of Daily Simple SOFR.

SOFR Rate Loan means any Advance bearing interest at the SOFR Rate plus Applicable Margin.

Solvent means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature or fall due, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

Subordinated Indebtedness means the Indebtedness of Borrower owed to creditors of Borrower and which is subordinated to payment of the Obligations in a manner, approved in writing by Bank, and in each such case any renewals, modifications or amendments thereof which are approved in writing by Bank.

Subordination Agreements shall mean any and all subordination agreements from Borrower in favor of Bank.

Subsidiary of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Capital Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

Surety Agreement has the meaning set forth in Section 9.3.

Tax Expense as applied to Borrower means for any period, the amount of tax expense of Borrower for such period, determined in accordance with GAAP.

Term Loan has the meaning set forth in the Section 3.1.

Term Loan Maturity Date means October 15, 2026.

Term Note has the meaning set forth in Section 3.2.

Term SOFR means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

Unadjusted Benchmark Replacement has the meaning set forth in Section 6.5(f).

U.S. means the United States of America.

U.S. Government Securities Business Day means any day other than Saturday, Sunday or other day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

U.S. Person means any person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

UCC means (i) the Uniform Commercial Code as adopted in Pennsylvania, as it may be amended, revised or replaced from time to time, (ii) the Uniform Commercial Code as adopted in Delaware, as it may be amended, revised or replaced from time to time, and (iii) the Uniform Commercial Code as in effect from time to time in such other states as any Collateral may be located, as and to the extent applicable.

Unfunded Capital Expenditures means Capital Expenditures funded from the operating cash flow of Borrower, equity contributions or proceeds of insurance or asset sales permitted in accordance with this Agreement, but excluding funds borrowed as long term Indebtedness to finance such Capital Expenditures.

Voting Stock means Capital Stock of a Person having ordinary voting power for the election of the members of its board of directors or other governing body of such Person.

1.2      Accounting Terms and Determinations.

(a)    Generally Accepted Accounting Principles. All computations and determinations as to accounting or financial matters shall be made in accordance with GAAP, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the date of determination. Except as otherwise expressly provided in this Agreement, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, covenant or requirement set forth herein or under any of the other Loan Documents, and Borrower or Bank shall so request, Bank and Borrower shall negotiate in good faith to amend such ratio, covenant or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Bank and Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary contained in this Section 1.2(b) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.3    UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein. To the extent that the definitions of any categories or types of collateral are expanded in any revision to, amendment of or new version of the UCC, such changed or expanded definitions will apply to this Agreement as of the effective date of such revision, amendment or new statute.

1.4    Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall “continue” or be “continuing” until such Event of Default has been cured or waived in writing by Bank. Section, subsection, clause, schedule, and exhibit references are to sections, subsections, clauses, schedules and exhibits in this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement, any of the Loan Documents or any other document or agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, supplements, and restatements thereto and thereof, as applicable.

1.5    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement, as they may from time to time be amended or restated, shall be deemed incorporated herein by reference.

1.6    Obligor’s Knowledge. Any statements, representations or warranties that are based upon the best knowledge of any Obligor or an officer thereof shall be deemed to have been made after due inquiry by such Obligor or such officer, as applicable, with respect to the matter in question.

1.7    Savings Clause. Anything contained in this Agreement or any other Loan Documents to the contrary notwithstanding, the obligations of Borrower with respect to the repayment of the outstanding principal balance of the Loans shall be limited to a maximum aggregate amount equal to the greater of (a) the loan proceeds and the value of all other consideration and benefits received by or for the benefit of Borrower in connection with the financing transactions contemplated hereunder, or (b) the largest amount that would not render its obligations with respect thereto subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state, federal, provincial or other applicable law of any jurisdiction (collectively, the “Fraudulent Transfer Laws”), if and to the extent Borrower (or trustee on its behalf) has properly invoked the protections of the Fraudulent Transfer Laws. In making such determination, all rights of subrogation and contribution of Borrower with respect to such obligations shall be deemed to be an asset of Borrower.

2.	THE REVOLVING CREDIT FACILITY.

2.1    The Facility. Subject to the terms and conditions of this Agreement and the Loan Documents, Bank agrees to establish for Borrower a revolving credit facility (the “Revolving Credit Facility”) pursuant to which during the Contract Period, Bank agrees to extend to Borrower Advances under the Revolving Credit Facility, provided that, the Revolving Credit Facility Usage shall not exceed at any time the Maximum Revolving Credit Facility Amount.

2.2    Revolver Note. Borrower’s obligation to repay Advances and other extensions of credit under the Revolving Credit Facility shall be further evidenced by a promissory note executed and delivered by Borrower in the face amount of the Maximum Revolving Credit Facility Amount payable to the order of Bank (the “Revolver Note”), which shall be in form and content acceptable to Bank.

3.	TERM LOAN.

3.1    Term Loan. Subject to the terms and conditions of this Agreement and the Loan Documents, Bank agrees to extend to Borrower a non-revolving delayed draw term loan to finance Permitted Acquisitions, pursuant to which during the twenty-four (24) months following the date hereof, Bank agrees to extend to Borrower Advances in an aggregate amount not to exceed Twenty Five Million Dollars ($25,000,000) (the “Term Loan”).

3.2    Term Notes. Borrower’s obligation to repay the Term Loan shall be further evidenced by individual promissory notes executed and delivered by Borrower to Bank in the aggregate face amount not to exceed Twenty Five Million Dollars ($25,000,000) (each a “Term Note”) which shall be substantially in the form and content set forth in Exhibit B.

3.3    Advances Under the Term Loan. Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may request an Advance under the Term Loan (each such Advance shall be considered a Term Loan) in writing, which request shall set forth in reasonable detail the target of the proposed Permitted Acquisition, the type of acquisition, a copy of the related purchase agreement; the criteria establishing the qualifications as a Permitted Acquisition, the amortization period elected for such Loan under Section 7.4, information regarding the formation of any new subsidiary in anticipation of such acquisition including, but not limited to ownership name and structure, type of organization, state of formation, operating agreement/articles of incorporation, organizational document number, federal tax identification number, authorized signatories and such other information as reasonably requested by Bank.

3.4    Term Loan Documents. In addition to the Term Notes, Borrower shall execute and deliver to Bank any and all other documents, agreements, resolutions or consents, certificates, and opinions as Bank shall reasonably request with respect to each Permitted Acquisition.

4.	ADVANCES UNDER THE REVOLVING CREDIT FACILITY.

4.1    Revolving Credit Facility Advances. Advances under the Revolving Credit Facility shall be made by Bank to Borrower in accordance with the procedures set forth below. Within the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow under the Revolving Credit Facility.

4.2    Borrowing Procedures.

(a)    Form of Request. Borrower may request an Advance under the Revolving Credit Facility by delivering to the officer of Bank designated from time to time by Bank, a written loan request in the form of Exhibit C (a “Loan Request”). Such Loan Request forms may be in such other form as Bank may require from time to time upon notice to Borrower. Each Loan Request received by Bank shall be conclusively presumed to be executed and delivered by a duly authorized officer or employee of Borrower. Once received by Bank, each Loan Request shall be deemed irrevocable. Notwithstanding the foregoing, Borrower may request a Loan by a telephone or e-mail request to the offices of Bank designated from time to time by Bank. Each telephone or e-mail request received by Bank shall be conclusively presumed to be made by a duly authorized officer or employee of Borrower. Once received by Bank, each telephone or e-mail Loan Request shall be deemed irrevocable. Bank, at its discretion, may require that each telephone or e-mail Loan Request be confirmed promptly by Borrower in writing.

(b)    Timing of Request. Each Loan Request must be received by Bank no later than 12:00 Noon (Philadelphia, PA time) on a Business Day which is on or before the requested Funding Date; provided, however, if a Loan Request is received later than 12:00 Noon on a Business Day, then the Funding Date cannot be the same day, but may be no earlier than the next Business Day. Notwithstanding the foregoing, Bank shall not be liable for acting upon (but is not obligated to act upon) telephone or e-mail notice by Borrower whether or not written notice is received; provided nothing in this sentence shall relieve Borrower from providing written notice as provided by this Section.

4.3    Funding Procedure. Subject to the conditions set forth in this Agreement, Bank shall disburse Advances under the Loans to Borrower by transferring into the Borrower’s operating account maintained with Bank immediately available funds in the amount of such Advances, or otherwise in accordance with procedures acceptable to Bank.

 5.           USE OF LOAN PROCEEDS. Borrower agrees to use Advances under the (i) Revolving Credit Facility solely to provide for future working capital requirements and for other general business purposes of Borrower consistent with the terms and conditions of this Agreement, and (ii) Term Loan for the financing of Permitted Acquisitions as determined by the Bank in its reasonable discretion.

6.	INTEREST RATE.

6.1    Interest Rate for the Revolving Credit Facility. The principal balance of the Revolving Credit Facility will accrue interest, at Borrower’s election, at (i) the SOFR Rate plus Applicable Margin or (ii) the Base Rate plus the Applicable Margin.

6.2    Interest Rate for Term Loans. The principal balance of each Term Loan will accrue interest, at Borrower’s election, at (i) the SOFR Rate plus Applicable Margin or (ii) the Base Rate plus Applicable Margin.

6.3    SOFR Breakage Fee. Upon any prepayment of a SOFR Rate Loan on any day that is not the last day of the relevant Rate Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay an amount (the “SOFR Breakage Fee”), as calculated by Bank, equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss of margin and anticipated profits) that Bank may sustain as a result of such payment. Borrower understands, agrees and acknowledges that: (i) Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the SOFR Rate as a basis for calculating the rate of interest on a SOFR Rate Loan, (ii) the SOFR Rate may be used merely as a reference in determining such rate, and (iii) Borrower has accepted the SOFR Rate as a reasonable and fair basis for calculating the SOFR Breakage Fee and other funding losses incurred by Bank. Borrower further agrees to pay the SOFR Breakage Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

6.4    SOFR Unlawful. If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental or regulatory authority has asserted that it is unlawful for the Bank to make or maintain SOFR-based loans, then, on notice thereof by the Bank to Borrower, the Bank may (i) suspend the maintaining of the loan hereunder as a SOFR Rate Loan until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist, and/or (ii) convert the applicable interest rate for the loan hereunder to the Base Rate plus the Applicable Margin, subject to the terms of the section below entitled “Inability to Determine SOFR; Effect of Benchmark Transition Event”. Promptly after becoming aware that it is no longer unlawful for Bank to maintain SOFR-based loans, Bank shall notify Borrower and such suspension shall cease to exist.

6.5    Inability to Determine SOFR; Effect of Benchmark Transition Event. If Bank shall determine (which determination shall be conclusive and binding on Borrower) that for any reason SOFR cannot be determined, other than as a result of a Benchmark Transition Event, Bank will give notice of such determination to Borrower. Thereafter, Bank may not make or maintain the loan hereunder at the SOFR Loan Rate until Bank revokes such notice in writing, and until such revocation, Bank may convert the applicable interest rate to the Base Rate plus the Applicable Margin, subject to the provisions below.

(a)    Benchmark Replacement.  Notwithstanding anything to the contrary herein or in the Notes or any related agreement, upon the occurrence of a Benchmark Transition Event, Bank may unilaterally amend the terms of the Notes to replace the SOFR Loan Rate (or the then-current Benchmark) with a Benchmark Replacement. Any such amendment will become effective as soon as practicable for Bank and upon notice to Borrower, without any further action or consent of Borrower. No replacement of SOFR (or the then-current Benchmark) with a Benchmark Replacement pursuant to this Section titled “Inability to Determine SOFR; Effect of Benchmark Transition Event” (“this Section”) will occur prior to the applicable Benchmark Transition Start Date. Borrower shall pay all out-of-pocket costs (including reasonable attorney fees) incurred by Bank in connection with any amendment and related actions contemplated in this Section.

(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in the Notes or in any related document or agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower or any other party hereto. Bank shall not be liable to Borrower for any Benchmark Replacement Conforming Changes made by Bank in good faith.

(c)    Notices; Standards for Decisions and Determinations. Bank will provide notification to Borrower (which may at Bank’s discretion be electronic, part of a billing statement, a general notice to customers or other communication) of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Replacement Conforming Changes, within a reasonable time prior to such implementation and effectiveness, as applicable. Any determination, decision or election that may be made by Bank pursuant to this Section, including, without limitation, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding upon Borrower and any other parties hereto absent manifest error and may be made in Bank’s sole discretion and without consent from Borrower, except, in each case, as expressly required pursuant to this Section, and shall not be the basis of any claim of liability of any kind or nature against Bank by any party hereto, all such claims being hereby waived individually by each party hereto.

(d)    Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke (as applicable) any request for an advance/borrowing of, conversion to, or continuation of a Loan based on the SOFR Loan Rate (or the then-current Benchmark) to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request (as applicable) into a request for an advance/borrowing of or conversion to a loan that shall accrue interest at the Base Rate plus the Applicable Margin.

(e)    Indemnification. Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Bank may select information sources or services in its reasonable discretion to ascertain the Benchmark, in each case pursuant to the terms hereof, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(f)    Certain Defined Terms. As used in this Section:

(i)    “Benchmark” means the SOFR Loan Rate or any subsequent Benchmark Replacement that has become effective hereunder.

(ii)    “Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Bank giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the current benchmark rate floor with respect to the SOFR Loan Rate (if any, the “Floor”), the Benchmark Replacement will be deemed to be such Floor for the purposes hereof.

(iii)    “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

(iv)    “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of the loan evidenced hereby).

(v)    “Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(A)    in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(B)    in the case of clause (b) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

(vi)    “Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased, or will cease on a specified date, to provide such Benchmark (or all tenors of such Benchmark applicable to the loan evidenced hereby), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenors of such Benchmark or (b) all applicable tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and indicating that representativeness will not be restored.

(vii)    “Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication).

(viii)    “Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with this Section and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with this Section.

(ix)    “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(x)    “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

6.6    Determinations. In making the determinations contemplated by Sections 6.4 and 6.5, Bank may make such estimates, assumptions, allocations and the like that Bank determines to be appropriate, and Bank’s selection thereof in accordance with Sections 6.4 and 6.5 and the determinations made by Bank on the basis thereof, shall be final, binding and conclusive upon Borrower, absent manifest error.

6.7    Default Rate. Interest will accrue on the principal balance of the Loans at a rate of two percent (2%) in excess of then applicable non-default interest rate (the “Default Rate”) at Bank’s election after (a) the occurrence and continuance of an Event of Default or (b) the expiration of the Contract Period. Obligors acknowledge and agree that the Default Rate is reasonable in light of the increased risk of collection of the sums due under the Revolving Credit Facility after occurrence of an Event of Default and the costs and expenses of Bank related thereto.

6.8    Post Judgment Interest. Any judgment obtained for sums due hereunder or under the Loan Documents will accrue interest at the applicable Default Rate set forth above until paid.

6.9    Calculations. Interest will be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

6.10    Limitation of Interest to Maximum Lawful Rate. In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Borrower. Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as Bank may determine. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Bank. Any such crediting or refunding will not cure or waive any Event of Default. Borrower agrees that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any nonprincipal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

7.	PAYMENTS AND FEES.

7.1    Interest Payments on the Revolving Credit Facility. Borrower agrees to pay to Bank interest on the principal balance of SOFR Rate Loans under the Revolving Credit Facility on the last day of each Rate Period.

7.2    Principal Payments on the Revolving Credit Facility. Borrower agrees to pay the outstanding principal balance of the Revolving Credit Facility, together with any accrued and unpaid interest thereon, and any other sums due pursuant to the terms hereof on the earlier to occur of (a) the expiration of the Contract Period, or (b) ON DEMAND after the occurrence and during the continuance of an Event of Default.

7.3    Interest Payments on Term Loans. Borrower agrees to pay to Bank interest on the principal balance of each Term Loan on the first day of each month.

7.4    Principal Payments on Term Loans. Borrower may elect to pay to Bank the principal balance of each Term Loan in equal and consecutive monthly installments of principal in an amount sufficient to amortize the outstanding balance of such Term Loan in either: (i) a five (5) year period (on a straight line amortization basis) commencing on the first day of the month following the date of the initial Advance under of the Term Loan, with one final payment of the remaining principal balance plus all accrued and unpaid interest thereon on the Term Loan Maturity Date, or (ii) a seven (7) year period (on a straight line amortization basis) commencing on the first day of the month following the date of the initial Advance of the Term Loan, with one final payment of the remaining principal balance plus all accrued and unpaid interest thereon on the Term Loan Maturity Date. Borrower acknowledges and agrees that for Term Loans with amortization periods that is greater than five (5) years, Borrower shall be subject to Excess Cash Flow Recapture as additional principal repayment. Amount repaid on the Term Loan may not be reborrowed.

7.5    Facility Fee. Borrower agrees to pay to Bank on the date hereof a loan facility fee of $10,000, which fee has been fully earned by Bank and is non-refundable in whole or in part.

7.6    Unused Facility Fee. Borrower agrees to pay to Bank an unused facility fee in an amount as set forth under the definition of Applicable Margin in Section 1.1 herein, per annum times the aggregate of the Average Unused Portion of Maximum Revolving Credit Facility Amount and the Average Unused Portion of Maximum Term Loan Amount. Such fee will be payable quarterly in arrears on the last day of each calendar quarter, pro-rated for the actual number of days in any partial quarter, commencing with the calendar quarter ending December 31, 2021.

7.7    Late Charge. In the event that Borrower fails to pay any principal, interest or other fees or expenses payable hereunder for a period of at least fifteen (15) days, in addition to paying such sums, Borrower will pay to Bank a late charge equal to the greater of five percent (5%) of such past due payment or $50.00 as compensation for the expenses incident to such past due payment.

7.8    Term Loans Co-Terminus with Revolving Credit Facility. In the event that the Revolving Credit Facility is terminated for any reason including, without limitation, as a result of an Event of Default, the expiration of the Contract Period, pre-payment or otherwise, the entire outstanding principal balance of all outstanding Term Loans, together with any accrued and unpaid interest thereon and any other sums due pursuant to the terms hereof shall be due and payable immediately.

7.9    Payment Method and Application.

(a)    Payment Method. Borrower irrevocably authorizes Bank to debit all payments required to be made by Borrower hereunder, under the Loans, or under any of the Loan Documents, on the date due, from any deposit account maintained by Borrower with Bank. If there are insufficient funds in such accounts or Bank for any reason does not debit such accounts, Borrower will make such payments directly to Bank.

(b)    Application of Payments. All payments shall be remitted to Bank and all such payments not relating to principal or interest on the Loans or of specific Advances, or not constituting payment of specific fees and all proceeds of Collateral received by Bank, shall be applied first, to pay any fees, indemnities or expense reimbursements then due to Bank from Borrower; second, to pay interest due and payable in respect of all Advances, including the Loans; third, to pay principal of the Advances, and fourth, to pay any other Obligations due to Bank by Borrower. To the extent that any sums are applied to repay the principal balance of any Advances, they shall be applied to SOFR Rate Loans.

(c)    Immediately Available Funds. All payments are to be made in immediately available funds. If Bank accepts payment in any other form, such payment shall not be deemed to have been made until the funds comprising such payment have actually been received by or made available to Bank.

(d)    Event of Default. Notwithstanding anything herein or elsewhere to the contrary, upon the occurrence of an Event of Default, any and all payments received by Bank on account of any of the Obligations may be applied to costs, indemnities, fees, interest and principal constituting Obligations in such order as Bank, in its discretion, elects.

7.10    Reinstatement of Obligations. If Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

7.11    Maintenance of Loan Account; Statements of Obligations. Bank shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances and Loans made by Bank to Borrower for Borrower’s account, including, accrued interest, Bank Expenses, and any other payment Obligations of Borrower. Bank shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Bank Expenses owing, and such statements shall be conclusively presumed to be correct and accurate, and shall constitute an account stated between Borrower and Bank unless, within ten (10) days after receipt thereof by Borrower, Borrower shall deliver to Bank written objection thereto describing the error or errors contained in any such statements.

7.12    Indemnity. Borrower agrees to indemnify Bank against any loss or expense (excluding loss of margin) which Bank sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents. If Bank sustains or incurs any such loss or expense it will notify Borrower in writing of the amount determined in good faith by Bank to be necessary to indemnify it for the loss or expense. Such amount will be due and payable by Borrower to Bank within ten (10) days after presentation by Bank of a statement setting forth a brief explanation of and its calculation of such amount, which statement shall be conclusively deemed correct absent manifest error. Any amount payable by Borrower under this Section will bear interest at the Default Rate from the due date until paid, both before and after judgment.

7.13    Loss of Margin. In the event that any change in Applicable Law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law), including without limitation, the Risk-Based Capital Guidelines of the Federal Reserve System as set forth in 12 C.F.R., Parts 208 and 225, or the Risk - Based Capital Guidelines of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 C.F.R. Part 3:

(a)    subjects Bank to any tax with respect to any amounts payable under this Agreement or the other Loan Documents by Borrower or otherwise with respect to the transactions contemplated under this Agreement or the other Loan Documents (except for taxes on the overall net income of Bank imposed by the U.S. or any political subdivision thereof); or

(b)    imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance, capital adequacy, or similar requirement against assets held by, or deposits in or for the account of, or loans or advances or commitment to make loans or advances by, or letters of credit issued or commitment to issue letters of credit by Bank; or

(c)    imposes upon Bank any other condition with respect to advances or extensions of credit or the commitment to make advances or extensions of credit under this Agreement, and the result of any of the foregoing is to increase the costs of Bank, reduce the income receivable by or return on equity of Bank or impose any expense upon Bank in each case related to any Advances or extensions of credit made by Bank or commitments by Bank to make Advances or extensions of credit under this Agreement, Bank shall so notify Borrower in writing. Borrower agree to pay Bank the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense within ten (10) days after presentation by Bank of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the amount and Bank’s calculation of the amount (in determining such amount Bank may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error. If the amount set forth in such statement is not paid within ten (10) days after such presentation of such statement, interest will be payable on the unpaid amount at the Default Rate from the due date until paid, both before and after judgment.

8.	TAXES.

8.1    Any and all payments by Borrower to or for the account of Bank hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Bank is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law, and (iv) Borrower shall furnish to Bank the original or a certified copy of the receipt evidencing payment thereof, provided, however, that no additional amounts shall be payable to Bank (or to any of its successors or assigns) under subparagraph (i) unless Bank (or its successors or assigns, as applicable) shall have provided a duly completed executed original of IRS Form W-9 (or applicable successor form) certifying its exemption from U.S. backup withholding tax.

8.2    In addition, Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

8.3    BORROWER AGREES TO INDEMNIFY BANK FOR THE FULL AMOUNT OF TAXES AND OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION) PAID BY BANK AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO. For purposes of this Section, Taxes and Other Taxes shall not include taxes imposed on the income of Bank resulting from payments made to Bank under the Loan Documents and shall not include any taxes imposed as a result of Bank’s failure to provide a duly completed executed original of IRS FORM W-9 (or applicable successor form) certifying its exemption from U.S. backup withholding tax.

8.4    Within thirty (30) days after the date of any payment of Taxes or Other Taxes, Borrower shall furnish to Bank the original or a certified copy of the receipt evidencing such payment.

8.5    Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

9.	SECURITY; COLLECTION OF RECEIVABLES AND PROCEEDS OF COLLATERAL.

9.1    Personal Property. As security for the full and timely payment and performance of all Obligations, each Obligor hereby grants to Bank a first priority perfected security interest in all personal property of such Obligor, wherever located, now owned or hereafter acquired, including without limitation the following:

(a)    All present and future Accounts, contract rights, chattel paper, instruments and documents and all other rights to the payment of money whether or not yet earned, for services rendered or goods sold, consigned, leased or furnished or otherwise, in all cases together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishings of which shall give or may give rise to any of the foregoing, (ii) all rights as a consignor, consignee, unpaid vendor or other lien or in connection therewith, including stoppage in transit, set‑off, detinue, replevin and reclamation, (iii) all General Intangibles related thereto, (iv) all credit insurance, guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other agreements or property securing or relating to any of the foregoing, (v) all choses‑in-action, claims and judgments related to or arising out of any of the foregoing, and (vi) any return or unearned premiums, which may be due upon cancellation of any insurance policies.

(b)    All present and future Inventory (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service), and all documents of title covering any of such goods or Inventory.

(c)    All present and future General Intangibles.

(d)    All present and future Equipment, all documents of title covering any of such Equipment and all manuals of operation, maintenance or repair.

(e)    All present and future rights in all proceeds of all licenses, permits, approvals, license rights, agreements and General Intangibles with respect to which there are valid and enforceable legal or contractual restrictions prohibiting the collateral assignment or granting of a security interest (the “Non-Assignable Contracts”), including without limitation all proceeds from the sale, transfer or liquidation of such Non-Assignable Contracts and the value allocable to such Non-Assignable Contracts in any sale of business or assets.

(f)    All present and future general ledger sheets, files, records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of any party to this Agreement or any service bureau.

(g)    All letters of credit and letter of credit rights, including the right to receive payment thereunder and all documentation related thereto, and all documents of title, negotiable and non-negotiable bills of lading, electronic bills of lading, shipper’s rights, rights accruing under the law of agency or estoppel, warranties, claims and insurance proceeds related thereto or associated therewith.

(h)    All documents of title, negotiable and non-negotiable bills of lading, electronic bills of lading, shipper’s rights, rights accruing under the law of agency or estoppel, documents, agreements, instruments, warranties and claims now existing or hereafter issued under this Agreement by Bank for the benefit of Borrower, and all insurance claims or proceeds related thereto.

(i)    All deposits, funds, notes, drafts, instruments (including promissory notes), documents, policies, evidences and certificates of insurance, securities, personal property leases and chattel paper and other assets, now or at any time hereafter on deposit with or in the possession or control of Bank or owing by Bank or in transit by mail or carrier to Bank or in the possession of any other Person acting on Bank’s behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether Bank has conditionally released the same, and all assets in which Bank now has or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

(j)    All deposit accounts maintained by Obligors with any depository institution.

(k)    All Investment Property.

(l)     All Financial Assets.

(m)    All products and proceeds of the foregoing.

9.2    Negotiable Collateral. In the event that any Collateral, including proceeds thereof, is evidenced by or consists of Negotiable Collateral, the applicable Obligor shall immediately endorse and deliver physical possession of such Negotiable Collateral to Bank, together with any stock powers executed in blank as may be required by Bank.

9.3    Surety. As further security for the Obligations, each Guarantor shall execute and deliver to Bank, the absolute, unconditional, unlimited surety agreement (the “Surety Agreement”) of Guarantors. Such Surety Agreement will secure all Obligations and shall be in form and content acceptable to Bank.

9.4    General. The collateral described above in Sections 9.1, 9.2, and 9.3 is collectively referred to herein as the “Collateral”. The above-described security interests, assignments, Liens and guarantees shall not be rendered void by the fact that no Obligations exist as of any particular date, but shall continue in full force and effect until the Obligations have been repaid, Bank has no agreement or commitment outstanding under the Loan Documents pursuant to which Bank may extend credit to or on behalf of Borrower and Bank has executed termination statements or releases with respect thereto. Bank agrees to execute and deliver to Borrower, at Borrower’s expense, termination statements and releases with respect to all Liens in favor of Bank encumbering the Collateral with reasonable promptness after all Obligations have been fully and finally paid and Bank has no agreement or commitment outstanding to extend credit to or on behalf of Borrower. IT IS THE EXPRESS INTENT OF BORROWER THAT ALL OF THE COLLATERAL SHALL SECURE NOT ONLY THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, BUT ALSO ALL OTHER PRESENT AND FUTURE OBLIGATIONS OF BORROWER TO BANK.

9.5    Collection of Accounts; Proceeds of Collateral.

(a)    General. Borrower will collect its Accounts only in the ordinary course of its business.

(b)    Items Held in Trust. Upon the occurrence and during the continuance of an Event of Default, Borrower agrees that all monies, checks, notes, instruments, drafts or other payments relating to or constituting proceeds of any accounts receivable or other Collateral of Borrower which comes into the possession or under the control of Borrower or of any employees, agents or other persons acting for or in concert with Borrower, shall be received and held in trust for Bank subject at all times to Bank’s security interest. Upon the occurrence and during the continuance of an Event of Default, at the request by Bank, immediately upon receipt thereof, Borrower and such other persons shall remit the same or cause the same to be remitted, in kind, to Bank. Borrower shall deliver or cause to be delivered to Bank, with the appropriate endorsement and assignment to Bank with full recourse to Borrower, all instruments, notes and chattel paper constituting an account receivable or proceeds thereof or other Collateral. Bank is granted a power of attorney by Borrower with full power of substitution upon the occurrence and during the continuance of an Event of Default to execute on behalf of Borrower and in Borrower’s name to endorse Borrower’s name on any check, draft, instrument, note or other item of payment or to take any other action or sign any document in order to effectuate the foregoing. Such power of attorney being coupled with an interest is irrevocable.

10.        REPRESENTATIONS AND WARRANTIES. In order to induce Bank to enter into this Agreement, the Obligors, jointly and severally, make the following representations and warranties which shall be true, correct, and complete in all respects as of the Closing Date, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making or entering into each Advance thereafter, as though made on and as of the date of such Advance (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.

10.1    Valid Organization, Good Standing and Qualification. Each Obligor is a corporation duly incorporated or a limited liability company duly formed, as applicable, validly existing and in good standing under the laws of the state of Delaware. Each Obligor has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation or limited liability company in good standing under the laws of each other jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification, except where the failure to be so or qualified would not reasonably be expected to result in a Material Adverse Change.

10.2    Licenses. Each Obligor and its employees, servants and agents have obtained all licenses, registrations, approvals, security clearances and other authority as may be necessary to enable it to own and operate its Business.

10.3    Ownership Interests. The ownership of all Capital Stock, debentures, options, warrants, bonds and other securities (debt and equity) of the Borrower holding more than fifty percent (50%) and the Guarantors and all pledges, proxies, voting trusts, powers of attorney and other agreements affecting the ownership or voting rights of said interests as of the Closing Date is as set forth on Schedule 10.3.

10.4    Subsidiaries. Except as set forth on Schedule 10.4, Borrower does not own any Capital Stock in any Person, directly or indirectly (by any Subsidiary or otherwise). All of the outstanding Capital Stock of Borrower has been validly issued and is fully paid and non-assessable. No Capital Stock of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

10.5    Financial Statements. Borrower has furnished to Bank the audited financial statements of Borrower, Guarantors and their Subsidiaries certified without qualification by independent public accountants as of December 31, 2020 and all management and comment letters from such accountants in connection therewith. Borrower has furnished to Bank the internally prepared interim financial statements of Borrower, Guarantors and their Subsidiaries as of June 30, 2021. Such financial statements of Borrower and Guarantors (together with the related notes and comments), are correct and complete in all material respects and fairly present in all material respects the financial condition and the assets and liabilities of Borrower and Guarantors at such dates, and have been prepared in accordance with GAAP. With respect to the interim statements, such statements are subject to year-end adjustment and any accompanying footnotes.

10.6    No Material Adverse Change in Financial Condition. There has been no Material Adverse Change in the financial condition of Obligors since December 31, 2020.

10.7    Pending Litigation or Proceedings. There are no judgments outstanding or actions, suits or proceedings pending or, to the best of each Obligor’s knowledge, threatened against or affecting any Obligor, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would reasonably be expected to result in a Material Adverse Change.

10.8    Due Authorization; No Legal Restrictions. The execution and delivery by the Obligors of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents: (a) have been duly authorized by all requisite corporate or limited liability company action of each Obligor, (b) will not conflict with or result in a breach of, or constitute a default (or are not reasonably likely, upon the passage of time or the giving of notice or both to constitute a default) under, any of the terms, conditions or provisions of any Applicable Law, (c) will not conflict with or result in a breach of, or constitute a default (or are not reasonably likely, upon the passage of time or the giving of notice or both to constitute a default) under, any of the terms, conditions or provisions of any Obligor’s Governing Documents or any lease, indenture, mortgage, loan or credit agreement or instrument to which any Obligor is a party or by which any of them may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (d) will not result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of any Obligor under the terms or provisions of any such agreement or instrument, except Liens in favor of Bank, and (e) do not require any consent or approval of the stockholders, members or owners of any Obligor or any other Person, except such consents and approvals which have been properly obtained and are in full force and effect.

10.9    Enforceability. The Loan Documents have been duly executed by the Obligors and delivered to Bank and constitute legal, valid and binding obligations of the Obligors, enforceable in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally.

10.10    No Default Under Other Obligations, Orders or Governmental Regulations. The Obligors are not in violation of their Governing Documents and the Obligors are not in default in the performance or observance of any of their obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued, except where such violation would not reasonably be expected to result in a Material Adverse Change. The Obligors are not in violation of or in default under any other agreement or instrument or any judgment or Applicable Law, except where such violation would not reasonably be expected to result in a Material Adverse Change.

10.11    Governmental Consents. Other than the filing of appropriate financing statements and other documents related to the perfection of security interests, no consent, approval or authorization of or designation, declaration or filing with or notice to any Governmental Authority on the part of any Obligor is required in connection with the execution, delivery or performance by the Obligors of the Loan Documents or the consummation of the transactions contemplated thereby, except such consents, approvals, authorizations or filings as have been obtained or notices which have been given or as to which the failure to obtain would not reasonably be expected to result in a Material Adverse Change.

10.12     Taxes. Obligors have filed all tax returns which they are required to file and have paid, or made provision for the payment of, all taxes which have become due pursuant to such returns or pursuant to any assessment received by them. Such tax returns are complete and accurate in all material respects. The Obligors do not know of any proposed additional assessment or basis for any assessment of additional material taxes.

10.13    Title to Collateral. Obligors have rights in and the power to transfer the Collateral. The Collateral is and will be owned by Obligors free and clear of all Liens of any kind, excepting only Liens in favor of Bank and those Liens permitted under Section 12.7. Each Obligor will defend the Collateral against any claims of all Persons or entities other than Bank.

10.14    Names and Addresses. During the past five (5) years, Obligors have not been known by any names (including trade names) other than those set forth in Schedule 10.14 and have not been located at any addresses other than those set forth on Schedule 10.21(d). The portions of the Collateral which are tangible property and each Obligor’s Books will at all times be located at the addresses set forth on Schedule 10.21(d); or such other location determined by Obligors after prior notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank’s Lien against and access to each Obligor’s Books and records. Schedule 10.21(d) identifies the chief executive offices of Obligors.

10.15    Current Compliance. The Obligors are currently in compliance with all of the terms and conditions of the Loan Documents.

10.16    United States Pension and Benefit Plans. Except as disclosed on Schedule 10.16, (a) Borrower has no obligations with respect to any Plan, (b) no ERISA Events, including, without limitation, any “Reportable Event” or “Prohibited Transaction” (as those terms are defined under ERISA), have occurred in connection with any Plan of Borrower which might constitute grounds for the termination of any such Plan by the PBGC or for the appointment by any U.S. District Court of a trustee to administer any such Plan, (c) all of Borrower’s Plans meet with the minimum funding standards of Section 302 of ERISA, and (d) Borrower has no existing liability to the PBGC. Borrower is not subject to or bound to make contributions to any Multi‑Employer Plan.

The present value of the aggregate benefit liabilities under any of the Plans, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefits liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA. Neither Borrower nor any ERISA Affiliates have incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA.

10.17    Leases and Contracts. Borrower has complied in all material respects with the provisions of all leases, contracts or commitments of any kind (such as employment agreements, collective bargaining agreements, powers of attorney, distribution agreements, license agreements, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans or accrued vacation pay, insurance and welfare agreements) to which Borrower is a party and are not in default thereunder, except where such default would not reasonably be expected to result in a Material Adverse Change. To the best of Borrower’s knowledge, no other party is in default under any such leases, contracts, licenses or other commitments and no event has occurred which, but for the giving of notice or the passage of time or both, would constitute an event of default thereunder, except where such defaults and events of default would not reasonably be expected to result in a Material Adverse Change. Schedule 10.17 sets forth an accurate list of all material contracts to which Borrower is a party or by which it is bound.

10.18    Intellectual Property. Each Obligor owns or possesses the irrevocable right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate such Obligor’s business and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others. Schedule 10.18 sets forth an accurate list and description of each such registered patent, trademark, service mark, trade name, and copyright, together with all registration or application numbers or information with respect thereto.

10.19    Business. Obligors are engaged solely in their respective Businesses and lines of business reasonably related thereto.

10.20    Affiliate Transactions. Schedule 10.20 sets forth an accurate list of all transactions of Borrower, with any Obligor and any Affiliate of Borrower, except those transactions in accordance with any Obligor’s historical practices and the ordinary course of such Obligor’s business.

10.21    Property of Obligors.

(a)    Property. Each Obligor is the owner or lessee of all Property and holds all Licenses, in each case necessary to conduct operations of the Business, in each case in conformity in all material respects with all Applicable Laws.

(b)    Licenses. There is set forth in Schedule 10.21(b) a description of all Licenses which have been issued or assigned to any Obligor. All of such Licenses are in full force and effect and have been duly issued in the name of, or validly assigned to, the applicable Obligor, no default or breach exists thereunder.

(c)    Operating Agreements. There is set forth in Schedule 10.21(c) a description of all material Operating Agreements relating to the operation of the business of each Obligor the cancellation or termination of which would reasonably be expected to result in a Material Adverse Change. Each such Operating Agreement is in full force and effect and no event has occurred which is reasonably likely to result in the cancellation or termination of any such Operating Agreement or the imposition thereunder of any liability upon any Obligor.

(d)    Facility Sites. There is set forth in Schedule 10.21(d) locations of the chief executive office of each Obligor, the locations of all of each Obligor’s Property, the places where each Obligor’s Books are kept and the locations of all Equipment and offices used in the operation of each Obligor’s business.

(e)    Leases. There is set forth in Schedule 10.21(e) a list of all material Leases, together with a complete and accurate address and legal description of each parcel of Leasehold Property subject to such Leases and the name and address of the landlord under each such Lease. Each Lease is in full force and effect, there has been no default in the performance of any of its material terms or conditions by any Obligor, to the best of each Borrower’s knowledge, any other party thereto, and no claims of default have been asserted with respect thereto. The present and contemplated use of all Leasehold Property is in compliance with all applicable zoning ordinances and regulations and other Applicable Laws.

(f)    Operation and Maintenance of Equipment. All of the Equipment and other tangible personal property owned by Borrower is in good operating condition and repair (subject to normal wear and tear) and has been used, operated and maintained in compliance in all material respects with all Applicable Laws.

10.22    FEIN. The FEIN and state organizational number of each Obligor is:

NAME	Tax ID/FEIN Number	Government/State Organizational Number	State of Incorporation

inTEST Corporation	22-2370659	2726308	Delaware
Ambrell Corporation	16-1271448	5695927	Delaware
inTEST Silicon Valley Corporation	94-3043339	2916520	Delaware
inTEST EMS, LLC	83-2411891	7130712	Delaware
Temptronic Corporation	52-2222202	3142413	Delaware

10.23    Solvency. Borrower is, and Obligors taken as a whole are, Solvent. No transfer of property is being made by any Obligor and no obligation is being incurred by any Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Obligor.

10.24    Subordinated Indebtedness. Schedule 10.24 sets forth an accurate list of all Subordinated Indebtedness currently owed by Borrower, identifying the payor, the payee, the outstanding principal balance, the applicable interest rate, the payment terms and all collateral or guaranties securing such Subordinated Indebtedness.

10.25    Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

10.26    Common Enterprise. The successful operation and condition of Borrower is dependent on the continued successful performance of the functions of Obligors as a whole and the successful operation of each Obligor is dependent on the successful performance and operation of the other Obligors. Borrower expects to derive benefit (and its board of directors has determined that it may reasonably be expected to derive benefit), directly and indirectly, from successful operations of its Subsidiaries. Each Guarantor expects to derive benefit (and the boards of directors or other governing body of each such Guarantor has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by Bank hereunder, both in their separate capacities and as members with the other Obligors of an interrelated group of companies. Each Obligor has determined that execution, delivery and performance of this Agreement and any other Loan Documents to be executed by such Obligor is within its corporate or limited liability company purpose, will be of direct and indirect benefit to such Obligor and is in its best interest.

10.27    Insurance. No notice of cancellation has been received with respect to any insurance policies required pursuant to Section 11.5 and each Obligor is in compliance with all conditions contained in such policies.

10.28    Commercial Tort Claims. Obligors are not the claimant under or with respect to any Commercial Tort Claim.

10.29    Security Systems. Each Obligor follows and shall continue to follow sound business practices to maintain the safety and security of its assets and business operations, including the accuracy, integrity and security of its records and the efficient and secure operation of its respective Business and of its respective information, privacy and data systems in accordance with all Applicable Laws.

10.30    Anti-Terrorism Laws. No Obligor is nor shall be (a) a Person with whom Bank is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (b) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (c) otherwise in violation of any Anti-Terrorism Law. Obligors shall provide to Bank any certifications or information that Bank requests to confirm compliance by Obligors with Anti-Terrorism Laws.

10.31    Accuracy of Representations and Warranties. No representation or warranty by Obligors contained herein or in any certificate or other document furnished by Obligors pursuant hereto or in connection herewith fails to contain any statement of material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made. There is no fact which any Obligor knows or should know and has not disclosed to Bank, which does or may materially and adversely affect any Obligor or its operations.

11.        AFFIRMATIVE COVENANTS. The Obligors, jointly and severally, covenant and agree that, so long as this Agreement has not been terminated and until full and final payment of the Obligations, and unless Bank shall otherwise consent in writing, each Obligor, as applicable, shall comply with the following:

11.1    Payment of Principal, Interest and Other Amounts Due. Borrower will pay when due all Obligations without setoff, deduction or counterclaim and without deduction or withholding for or on account of any federal, state or local taxes.

11.2    Existence; Approvals; Qualification; Compliance with Laws. Each Obligor will (a) obtain, preserve and keep in full force and effect its separate corporate or company existence and all rights, licenses, registrations and franchises necessary to the proper conduct of its Business or affairs; (b) qualify and remain qualified as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such qualification except where the failure to do so would not reasonably be expected to result in a Material Adverse Change; (c) continue to operate its Business as presently operated or lines of business reasonably related thereto and will not engage in any new businesses without the prior written consent of Bank, which consent shall not be unreasonably withheld, conditioned or delayed; and (d) comply in all material respects with the requirements of all Applicable Laws.

11.3    Maintenance of Properties. Obligors will maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept their Property used or useful in the conduct of their Business in good working order and condition, reasonable wear and tear excepted, and will pay and discharge when due the cost of repairs to and maintenance of the same. Borrower shall maintain and use any real property owned, leased or operated by Borrower in compliance with all local, state and federal laws and regulations, except where failure to comply would not reasonably be expected to result in a Material Adverse Change.

11.4    Intellectual Property. With respect to any and all tradenames, domain names, registered trademarks, registrations, copyrights, patents, patent rights and applications for any of the foregoing, Obligors shall maintain and protect the same to the extent reasonably required for the operation of Obligors’ Business and shall take and assert any and all remedies reasonably available to any Obligor to prevent any other Person from infringing upon or claiming any interest in any such material trademarks, registrations, copyrights, patents, patent rights or application for any of the foregoing.

Obligors will, if requested by Bank, (i) execute and deliver to Bank assignments, financing statements, patent mortgages or such other documents, in form and substance reasonably acceptable to Bank, necessary to perfect and maintain Bank’s security interest in all existing and future patents, patent applications, registered trademarks, trademark applications, and other General Intangibles owned by any Obligor; and (ii) furnish Bank with evidence satisfactory to Bank that all actions necessary to maintain and protect each trademark and patent owned by any Obligor or its employees have been taken in a timely manner.

11.5    Insurance.

(a)    Collateral. Obligors, at their expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, as are ordinarily insured against by other owners in similar businesses, in amounts acceptable to Bank, but in any event in amounts sufficient to cover the value of all of each Obligor’s Equipment and Inventory and in amounts sufficient to prevent any Obligor from becoming a co-insurer under such policies. Obligors also shall maintain business interruption, public liability, and property damage insurance relating to any Obligor’s ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

(b)    Endorsements, Cancellation or Modification. Obligors shall cause Bank to be named as lender’s loss payee (with a lender’s loss payable endorsement) with respect to all Collateral, and additional insured with respect to all liability insurance, as its interests may appear. Every policy of insurance referred to in this Section shall contain an agreement by the insurer that thirty (30) days’ written notice will be given Bank by the insurer prior to cancellation or material modification of such insurance coverage. Any modification of any insurance policy or coverage involving any decrease in the amount or scope of coverage, must be approved by Bank in writing prior to the effective date of such modification.

(c)    General. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Bank. Every policy of insurance referred to in this Section shall contain an agreement by the insurer that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Obligor or Bank which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.

(d)    Policies and Evidence of Insurance. Obligors shall cause to be delivered to Bank the insurance policies and all endorsements thereto and evidence of insurance utilizing a current ACORD 28 Evidence of Property Insurance and at least thirty (30) days prior to the expiration of any such insurance, additional policies or duplicates thereof and evidence of insurance utilizing a current ACORD 28 Evidence of Property Insurance confirming the renewal of such insurance and payment of the premiums therefor.

(e)    Losses; Payments. Obligors shall direct all insurers that in the event of any loss thereunder or the cancellation of any insurance policy, the insurers shall make payments for such loss and pay all return or unearned premiums directly to Bank and not to Obligors and Bank jointly. In the event of any loss, Obligors will give Bank prompt notice thereof and Bank may make proof of loss whether the same is done by Obligors. Bank is hereby granted a power of attorney by Obligors with full power of substitution to file any proof of loss in any Obligor’s or Bank’s name, to endorse any Obligor’s name on any check, draft or other instrument evidencing insurance proceeds, and to take any action or sign any document to pursue any insurance loss claim.

In the event of any loss, Bank, at its option, may (a) retain and apply all or any part of the insurance proceeds to repay or secure the Obligations, in such order and amounts as Bank may elect, or (b) disburse all or any part of such insurance proceeds to or for the benefit of the applicable Obligor for the purpose of repairing or replacing Collateral after receiving proof satisfactory to Bank of such repair or replacement, in either case without waiving or impairing the Obligations or any provision of this Agreement (except in the case of insurance proceeds in an aggregate amount of less than One Hundred Thousand Dollars ($100,000.00) in which case such proceeds shall be disbursed directly by Bank to Obligors upon written request therefor for the restoration and repair of the loss). Any deficiency thereon shall be paid by Obligors to Bank upon demand. Obligors shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.

11.6    Inspections; Examinations. The officers or employees of Bank, or such Persons as Bank may designate, may visit and inspect any of the properties of Obligors, examine (either by Bank’s employees or by independent accountants) any of the Collateral or other assets of Obligors, including the Books of Obligors, and discuss the affairs, finances and accounts of Obligors with their officers and with their independent accountants, at such times as Bank may desire upon reasonable advance notice; provided, however, that unless Bank believes in good faith that a Default or Event of Default has occurred and is continuing, any such visits, inspections and examinations shall be during Obligors’ normal business hours and without unreasonable interference with Obligors’ operations. During normal business hours and upon reasonable notice, Bank may conduct and Obligors will fully cooperate with, field examinations of the Inventory, Accounts and business affairs of Obligors; provided however, after the occurrence and during the continuance of a Default or an Event of Default, such field examinations may occur at any time and from time to time with or without prior notice.

Obligors agree to pay all costs and expenses of Bank related to such visits, inspections and field examination; provided that, unless an Event of Default shall have occurred, Borrower shall not be obligated to pay for more than one field examination during any twelve (12) month period.

11.7    Pension Plans. Borrower will (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all of its Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA or other applicable pension laws; (c) comply with all material requirements of ERISA or other applicable pension laws which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction or material “accumulated funding deficiency” as such term is defined in ERISA; and (d) notify Bank promptly upon receipt by Borrower of any notice of the institution of any proceeding or other action which is likely to result in the termination of any Plan and deliver to Bank, promptly after the filing or receipt thereof, copies of all reports or notices which Borrower files or receives under ERISA with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor.

11.8    Bank Accounts. Borrower will maintain its operating accounts, main disbursement accounts, investment accounts, cash management accounts, deposit accounts, merchant card processing services and purchasing/corporate credit card services with Bank, unless otherwise agreed by Bank in writing. Borrower will notify Bank in writing and on a continuing basis, of all deposit accounts, investment accounts and certificates of deposit (including the numbers thereof) maintained with or purchased from any other depository institutions.

11.9    Maintenance of Management. Borrower will cause its business to be continuously managed by the following persons in the positions described below or such other persons (serving in such positions) as may be reasonably satisfactory to Bank:

Person                                       Position

Richard Grant, Jr.                     President and Chief Executive Officer

Duncan Gilmour                      Treasurer and Chief Financial Officer

Notwithstanding the foregoing, in the event any member of the Management Group is no longer employed by the Borrower for any reason, Borrower agrees to replace such member with a member reasonably satisfactory to Bank.

11.10    Transactions with Affiliates. Borrower will cause all of its Indebtedness at any time owed to any Obligor, Subsidiary, Affiliate, shareholder, director and officer to be subordinated in all respects to all Obligations and will not make any payments thereon, except as approved by Bank in writing including as permitted under the terms of the Subordination Agreements and Section 10.20.

11.11    Additional Documents and Future Actions. Obligors will, at their sole cost, (i) take such actions and provide Bank from time to time with such agreements, financing statements and additional instruments, documents or information as Bank may in its reasonable discretion deem necessary or advisable to perfect, protect, maintain or enforce its Lien in the Collateral, to permit Bank to protect or enforce its Lien in the Collateral, or to carry out the terms of the Loan Document, and (ii) execute on each Obligor’s behalf and expense (x) all such security agreements (or amendments to this Agreement) as shall be necessary to evidence the grant to Bank of a security interest in and to all Commercial Tort Claims if, and to the extent, they arise hereafter, and (y) all pleadings and other documents as Bank may deem necessary or advisable in connection with any Commercial Tort Claim. Obligors hereby authorize and appoint Bank as their attorney‑in‑fact, with full power of substitution, to take such actions as Bank may deem advisable to protect the Collateral and its interests thereon and its rights hereunder, to execute on any Obligor’s behalf (if necessary) and to file at Obligors’ expense financing statements or applications for registration and amendments thereto, in those public offices deemed necessary or appropriate by Bank to establish, maintain and protect a continuously perfected or published Lien in the Collateral, and to execute on any Obligor’s behalf such other documents and notices as Bank may deem advisable to, during the continuance of an Event of Default, protect the Collateral and its interests therein and its rights hereunder. Such power being coupled with an interest is irrevocable, Obligors irrevocably authorize the filing of financing statements or applications for registration by Bank describing the Collateral, the filing of initial financing statements in the jurisdiction of any Obligor’s legal formation and existence, the filing of a carbon, photographic or other copy of this Agreement, or of a financing statement, as a financing statement and agree that such filing is sufficient as a financing statement.

11.12    Taxes. The Obligors will cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Obligor or any of its property to be paid in full, before delinquency or before the expiration of any extension period. The Obligors shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. The Obligors will make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that the Obligors have made such payments or deposits. Notwithstanding the foregoing, any Obligor may contest the assertion of a tax liability (other than payroll taxes or taxes that are the subject of a U.S. tax Lien), provided that (a) a reserve with respect to such obligation is established on the Books of such Obligor in accordance with GAAP; (b) such Obligor diligently pursues such contest pursuant to appropriate proceedings; and (c) Bank has determined in good faith that while any such contest is pending, there would be no impairment of the enforceability, validity or priority of any of the Liens in favor of Bank in and to the Collateral or the rights of Bank under the Loan Documents.

11.13    Leases. Obligors will pay when due all rents and other amounts payable under any leases to which any Obligor is a party or by which any Obligor’s properties and assets are bound.

11.14    Notices. Obligors will promptly notify Bank of (a) any action or proceeding brought against any Obligor wherein such action or proceeding would, if determined adversely to such Obligor result in liability of any Obligor in excess of $500,000, (b) the occurrence of any Default or Event of Default, (c) the occurrence of any Material Adverse Change, (d) any new locations to be added as an additional Collateral location; (e) the occurrence of any casualty loss related to the Collateral in excess of $500,000; (f) the receipt of any notice of the institution of any proceeding or other action which may result in the termination of any Plan; and (g) any change in the Management Group or any change in any other senior management employees of Borrower.

Upon the occurrence and during the continuance of an Event of Default, Obligors will, if requested by Bank (a) give Bank assignments, in form acceptable to Bank, of specific accounts or groups of accounts and monies due and to become due under specific contracts and specific general intangibles; (b) furnish to Bank a copy, with such duplicate copies as Bank may request, of the invoice applicable to each account specifically assigned to Bank or arising out of a contract right, bearing a statement that such account has been assigned to Bank and such additional statements as Bank may require; (c) mark its records evidencing its accounts in a manner satisfactory to Bank so as to show which accounts have been assigned to Bank; (d)furnish to Bank satisfactory evidence of the shipment and receipt of any goods specified by Bank and the performance of any services or obligations covered by accounts or contracts in which Bank has a security interest; (e) pay Bank the unpaid portion of any account or contract right upon which Borrower has based availability for Advances under the Revolving Credit Facility if (i) such account is not paid promptly after its maturity, (ii) an account debtor does not accept the goods or services, (iii) any petition under the Bankruptcy Code or any similar federal or state statute is filed by or against a purchaser, or (iv) Bank shall at any time reject the account as unsatisfactory; and until such payment is made by Obligors, Bank may retain any such account or contract right as security and may charge any deposit account of Obligors for any such amounts; (f) join with Bank in executing a financing statement, notice, affidavit, security agreement, assignment or similar instrument, in form satisfactory to Bank, and such continuation statements and other instruments as Bank may from time to time request and pay the cost of filing the same in any public office deemed advisable by Bank to perfect the liens and security interests granted therein; (g) give Bank such financial statements, reports, certificates, lists of purchasers (showing names, addresses, and amounts owing) and other data concerning its accounts, contracts, collections, inventory, general intangibles and other matters as Bank may from time to time reasonably request; (h) segregate cash proceeds of Collateral so that they may be identified readily, and deliver the same to the Bank at such time or times and in such manner and form as the Bank may direct; (i) furnish such witnesses as may be necessary to establish legal proof of the Collateral or records relating to the Collateral; and (j)obtain from any owner, encumbrancer, processor, or other person having an interest in the property where any Collateral is located, written consent to Bank's removal of the Collateral therefrom, without liability on the part of the Bank to such owner, encumbrancer, processor or other person, or from any such owner, encumbrancer, processor or other person such waivers of any interest in the Collateral as the Bank may require.

11.15    Commercial Tort Claims. In the event any Obligor becomes the plaintiff (or any other claimant) with respect to any Commercial Tort Claim, such Obligor shall promptly (but in any event within fifteen (15) days after the same shall come into existence) notify Bank as to the existence of all such Commercial Tort Claims, detailing (a) the parties to the claim, (b) the amount in controversy, (c) the location and caption of all litigation filed with respect to the claim, (d) the status of the claim, and (e) all such other information relating thereto as Bank may require. Upon the request of Bank, the applicable Obligor shall promptly execute all such documents, agreements, instruments and financing statements as shall be required by Bank to grant to Bank a perfected, first priority security interest in each such Commercial Tort Claim.

11.16    Instruments; Promissory Notes. Obligors will cause any instruments or notes received by or payable to such Obligor to be delivered to Bank appropriately endorsed to the order of Bank.

12.        NEGATIVE COVENANTS. The Obligors, jointly and severally, covenant and agree that, so long as this Agreement has not been terminated and until full and final payment of the Obligations, and unless Bank shall otherwise consent in writing, each Obligor shall comply with the following:

12.1    Limitation on Indebtedness. Obligors will not have at any time outstanding to any Person other than Bank, any Indebtedness for borrowed money, Finance Lease Obligations, or any outstanding letters of credit, except (a) existing Indebtedness for borrowed money and Finance Lease Obligations described on Schedule 12.1, (b) current accounts payable incurred in the ordinary course of Obligors’ business, accrued expenses and other current items arising out of transactions (other than borrowings) in the ordinary course of Obligors’ business; (c) any Indebtedness incurred pursuant to the Payroll Protection Program or similar programs enacted in connection with the declaration on March 13, 2020, of the national emergency relating to COVID-19 and related measures and (d) future purchase money Indebtedness and Finance Lease Obligations in respect of specific items of equipment in an aggregate amount not to exceed $100,000 outstanding at any time, provided, however, that any liens granted by Obligors in connection with such future purchase money Indebtedness or Finance Lease must also be permitted under Section 11.7. Any of such existing permitted Indebtedness may not be refinanced or replaced without the consent of Bank.

12.2    Loans. Obligors will not make or have outstanding any loans or advances in the nature of loans to any Person including, without limitation, any officer, shareholder, director, employee or Affiliate of Obligors, except Loans listed on Schedule 12.2 attached hereto.

12.3    Investments. Obligors will not have or make any investments in all or any portion of the capital stock or securities of any Person, or any loans, advances or extensions of credit to any Person, except (a) investments outstanding on the Closing Date and identified on Schedule 12.3; and (b) loans permitted under Section 12.2.

12.4    Guaranties. The Obligors will not directly or indirectly guarantee, endorse (other than for collection or deposit in the ordinary course of business), discount, sell with recourse or for less than the face value or agree (contingently or otherwise) to purchase or repurchase or otherwise acquire, or otherwise become directly or indirectly liable for, or agree (contingently or otherwise) to supply or advance funds (whether by loan, stock purchase, capital contribution or otherwise) in respect of, any Indebtedness, obligations or liabilities of any Person, except in connection with the Surety Agreement or Borrower’s guaranty of any Subsidiary’s lease obligations.

12.5    Disposition of Assets. Obligors will not sell, lease, transfer, or otherwise dispose any of its Property, except for (a) sales of Inventory in the ordinary course of Business for fair consideration; (b) replacement of worn Equipment; (d) dispositions of property consisting of the abandonment or cancellation of intellectual property rights (or any registrations or applications therefor) which, in the reasonable good faith determination of the Obligors, are uneconomical, negligible, not in the best interest of the owner thereof or not material to the conduct of the Business of the Obligors; and (e) dispositions of property subject to casualty, provided that, the proceeds of such dispositions will be paid by Obligors to Bank to be applied in accordance with Section 11.5(e).

12.6    Merger; Consolidation; Business Acquisitions; Subsidiaries. Obligors will not (a) merge into or consolidate with any Person, (b) except for a Permitted Acquisition, acquire any portion of the Capital Stock of any person or a material portion of assets or business of any Person, or the operating business or division of any Person, or any Property not used or useful in the operation of their Businesses, (c) permit any Person to merge into any of them, (d) form any Subsidiaries, (e) change any of their respective states of formation or incorporation, (f) materially change the principal nature of their business or engage in any business other than the Business (other than lines of business reasonably related thereto), (g) permit any Subsidiary to engage in any business activity, acquire any assets or, acquire any ownership or investment interests in any Person, without the prior written consent of Bank and (h) change any of their respective fiscal year ends.

12.7    Liens. Obligors will not create, incur or permit to exist any Lien of any kind on their property or assets, whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom, except:

(a)    Liens held by Bank;

(b)    Liens incurred or deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance, social security and other like laws or (ii) to secure the performance of statutory obligations, not incurred in connection with either (A) the borrowing of money or (B) the deferred purchase price of goods or Inventory;

(c)    Liens listed on Schedule 12.7 attached hereto;

(d)    Purchase money liens or Finance Leases, provided that:

(i)    the property subject to any of the foregoing is acquired or leased by Obligors in the ordinary course of their Businesses and the lien on any such property is created contemporaneously with such acquisition;

(ii)    the purchase money Indebtedness or Finance Lease Obligations shall only be secured by the equipment so acquired or leased; and

(iii)    the purchase money Indebtedness or Finance Lease Obligations are permitted by the provisions of Section 12.2 and this Section 12.7.

(e)    Customary rights of setoff in favor of banks at which Borrower has depository accounts; or

(f)    Deposits to secure the performance of leases in the ordinary course of Business.

Obligors shall not enter into any agreement with any other Person which shall prohibit Obligors from granting, creating or suffering to exist, or otherwise restrict in any way (whether by covenant, by identifying such event as a default under such agreement or otherwise) the ability of Obligors to grant, create or suffer to exist, any lien, security interest or other charge or encumbrance upon or with respect to any of their assets in favor of Bank.

12.8    Insurance. Obligors shall not take out separate insurance concurrent in form or contributing in the event of casualty loss with that required to be maintained under Section 11.5 unless Bank is named as loss payee (with a lender’s loss payable endorsement). Obligors shall promptly notify Bank whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies shall be provided promptly to Bank.

12.9    Transactions with Affiliates. Except for the transactions described on Schedule 10.20, Borrower will not enter into or conduct any transaction with any Affiliate without the prior written consent of Bank. Borrower will only enter into or conduct transactions with Affiliates on terms which are reasonable and customary for arms-length transactions between parties who are not affiliated or which are in accordance with Obligors’ historical practices and in the ordinary course of business.

12.10    Name or Chief Executive Address Change. Obligors will not change their names, FEIN numbers, or chief executive addresses except upon thirty (30) days prior written notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank’s first priority Lien in the Collateral and access to Obligors’ Books, including without limitation, new UCC‑1 financing statements and Collateral Access Agreements.

12.11    Change in Location of Collateral. Obligors will not change the location at which any of their Inventory, Equipment or other personal property is located except upon thirty (30) days prior written notice to Bank and, provided that Obligors comply with all of the following conditions:

(a)    Bank receives a copy of the lease, sub-lease, warehouse agreement or similar agreement entered into by the applicable Obligor with the owner, lessor or operator of the new location(s).

(b)    Bank receives evidence satisfactory to Bank that all assets of the applicable Obligor at such new location(s) are covered by the insurance coverage required under Section 11.5.

(c)    Bank receives a Collateral Access Agreement from the owner/lessor of the new location in form and content acceptable to Bank, except for Borrower’s facility located in Fremont, California, in the event Borrower’s contemplated consolidation plan is completed.

12.12    Restrictions on Use of Proceeds. Borrower will not carry or purchase with the proceeds of the Loans any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.

12.13    Subordinated Indebtedness. Borrower (a) will not make any payments on the Subordinated Indebtedness except as permitted under the Subordination Agreements, and (b) will not breach any of the terms of any Subordination Agreements.

12.14    Amendments. Obligors will not amend, modify or waive any material term or provision of their respective Governing Documents in a manner materially adverse to Obligors or Bank.

12.15    Distributions; Redemptions. Borrower will not make any distribution or declare or pay any dividends (in cash or other property, other than Capital Stock) on, or purchase, acquire, redeem, or retire any of Borrower’s Capital Stock, of any class, whether now or hereafter outstanding; provided however, in the event no Default or Event of Default has occurred, and the payment of such dividend or distribution would not result in a Default or Event of Default, Borrower may, from time to time, pay and declare dividends and distributions to its shareholders, partners and members, as a result of the income generated by Borrower. Borrower will advise Bank in writing of its intent to make a dividend or distribution permitted at least ten (10) days prior to the payment of such dividend or distribution, and will provide Bank with such other information related thereto as Bank may request.

12.16    Issuance of Capital Stock. Neither Borrower nor any Subsidiary of Borrower will issue any Capital Stock which would result in any Change in Control.

12.17    Prohibited Transactions Under ERISA. Borrower will not directly or indirectly:

(a)    engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)    permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(c)    fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d)    terminate any Benefit Plan where such event would result in any liability of Borrower, any Subsidiary of Borrower or any ERISA Affiliate under Title IV of ERISA;

(e)    fail to make any required contribution or payment to any Multiemployer Plan;

(f)    fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(g)    amend a Plan resulting in an increase in current liability for the plan year such that Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(h)    withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA.

13.        FINANCIAL COVENANTS. Except with the prior written consent of Bank, Borrower will comply with the following:

13.1    Funded Debt to EBITDA Ratio. Borrower will maintain a ratio of consolidated Funded Debt to consolidated EBITDA of not more than 3.0 to 1.0 for the fiscal quarter ending December 31, 2021 and for each fiscal quarter end thereafter.

For the purposes of determining compliance with the consolidated Funded Debt to consolidated EBITDA covenant, for the fiscal quarter ending December 31, 2021 and for each fiscal quarter end thereafter, EBITDA shall be calculated on a rolling four (4) quarter basis for the twelve (12) month period ending as of each applicable fiscal quarter.

13.2    Fixed Charge Coverage Ratio. Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.0 for the fiscal quarter ending December 31, 2021 and for each fiscal quarter end thereafter.

For the purposes of determining compliance with the Fixed Charge Coverage Ratio covenant, for the fiscal quarter ending December 31, 2021 and for each fiscal quarter end thereafter, numerator and denominator components of such ratio shall be calculated on a trailing twelve (12) month basis for the twelve (12) month period ending as of each applicable fiscal quarter.

14.        ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS. The Obligors will maintain books of record and accounting in which full, correct and current entries in accordance with GAAP will be made of all of their dealings, business and affairs, and the Obligors will deliver to Bank the following:

14.1    Annual Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower:

(a)    the audited, consolidated and consolidating income and retained earnings statements of Borrower for such fiscal year,

(b)    the audited, consolidated and consolidating balance sheet of Borrower at the end of such fiscal year, and

(c)    the audited, consolidated and consolidating statement of cash flow of Borrower for such fiscal year, setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail. The foregoing statements and balance sheet shall be prepared in accordance with GAAP and the consolidated statements shall be reviewed by independent certified public accountants of recognized standing acceptable to Bank in the reasonable exercise of its discretion with respect to which such accountants shall deliver their unqualified opinion which shall not include any “going-concern” opinion.

14.2    Quarterly Statements. As soon as available and in any event within forty-five (45) days after the close of each fiscal quarter end:

the company prepared, consolidated and consolidating income and retained earnings statements of Borrower for such quarter end,

the company prepared, consolidated and consolidating consolidated balance sheet of Borrower as of the end of such quarter end, and the company prepared, consolidated and consolidating statement of cash flow of Borrower for such fiscal quarter end, setting forth in comparative form the corresponding figures as of the end of the corresponding quarter of the previous fiscal year (if applicable), all in reasonable detail, subject to year-end adjustments and certified by the chief financial officer of Borrower to be, to the best of his knowledge, accurate in all material respects and to have been prepared in accordance with GAAP.

14.3    Collateral Reporting. Obligors shall provide Bank within forty five (45) days after the close of each fiscal quarter end, or more frequently if reasonably requested by Bank, an aging of Obligor’s accounts receivables and accounts payables.

14.4    Reserved.

14.5    Reports to Governmental Agencies and Other Creditors. With reasonable promptness, copies of all such financial reports, statements and returns which any Obligor shall file with any federal or state department, commission, board, bureau, agency or instrumentality and any report or statement delivered by any Obligor to any supplier or other creditor in connection with any payment restructuring, including without limitation, Borrower’s 10-Q and 10-K.

14.6    Requested Information. With reasonable promptness, all such other data and information in respect of the condition, operation and affairs of any Obligor as Bank may reasonably request from time to time.

14.7    Compliance Certificates. Within the periods provided in Sections 14.1 and 14.2 above, a certificate of the chief financial officer of Borrower (a) stating that Borrower have observed, performed and complied with each and every undertaking contained herein, (b) setting forth the information and computations (in sufficient detail) required in order to establish whether Borrower was operating in compliance with the financial covenants in Section 13 of this Agreement, (c) certifying that as of the date of such certification, there does not exist any Default or Event of Default, and (d) certifying as to the state of organization of each Obligor. Such certificate will be in the form of Exhibit A attached hereto.

15.        CONDITIONS PRECEDENT TO THE INITIAL ADVANCE OR LETTER OF CREDIT. The obligation of Bank to make an Advance under the Revolving Credit Facility or an initial Advance under the Term Loan is subject to the fulfillment, to the satisfaction of Bank, of each of the following conditions on or before the Closing Date. All of such agreements, documents and other items must be in form, content and all other respects satisfactory to Bank.

15.1    Searches. Bank shall have received copies of record searches (including UCC searches, patent searches, trademark searches, copyright searches and judgments, suits, bankruptcy, litigation, tax and other lien searches) against each Obligor.

15.2    Executed Loan Documents. Bank shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

(a)    this Agreement;

(b)    the Term Notes;

(c)    the Disbursement Letter;

(d)    any and all other Loan Documents as may be required by Bank.

15.3    Request for Advance. Bank shall have received a request for advance from the Borrower.

15.4    Authorizing Resolutions. Bank shall have received a certificate from the Secretary of each Obligor attesting to the resolutions of each Obligor’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which each Obligor, respectively, is a party and authorizing specific officers of such Obligor to execute the same.

15.5    Governing Documents. Bank shall have received copies of each Obligor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Obligor.

15.6    Material Agreements. Bank shall have received copies of all material agreements, leases and other documents related to Obligors

15.7    Good Standing Certificates. Bank shall have received certificates of good standing with respect to each Obligor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of each jurisdiction in which such Obligor is required to be qualified or licensed which certificates shall indicate that such Obligor is in good standing in such jurisdictions.

15.8    Insurance. Bank shall have received lender’s loss payee endorsements as well as the relevant policies and evidence of insurance, together with the endorsements thereto, as are required by Section 11.5.

15.9    Collateral Access Agreements. Bank shall have received such Collateral Access Agreements from lessors, warehousemen, bailees, and other third persons as Bank may require with respect to all Collateral Locations.

15.10    Opinions of Counsel. Bank shall have received opinions of the Obligors’ legal counsel.

15.11    Licenses, Approvals, Etc. Bank shall have received copies of all material licenses, approvals, consents, authorizations and filings of each Obligor required or necessary for the operation of its Business.

15.12    No Material Adverse Change. No Material Adverse Change shall have occurred from the date of financial information and projections originally provided to Bank;

15.13    Fees. All fees and expenses payable under the Loan Documents on the Closing Date and as of the funding of the Loans shall have been paid.

15.14    Subordination. Bank shall have received evidence that all shareholder and Affiliate debt owed by Borrower is subordinated to all Obligations on terms and conditions acceptable to Bank.

15.15    KYC Documentation. Bank shall have received, sufficiently in advance of closing, all “Know your customer” documentation and other governing documents, required by Bank in accordance with all applicable banking laws and regulations in effect from time to time, including without limitation, the USA PATRIOT Act.

15.16    Other Documents. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or delivered for recording.

By completing the closing hereunder, or by making advances hereunder, Bank does not thereby waive a breach of any warranty or representation made by the Obligors hereunder or under any other agreement, document, or instrument delivered to Bank or otherwise referred to herein, and any claims and rights of Bank resulting from any breach or misrepresentation by any Obligor are specifically reserved by Bank.

16.    CONDITIONS PRECEDENT TO ALL ADVANCES. In addition to, but not in limitation of, any other conditions set forth in this Agreement, the obligation of Bank to make any Advance is subject to the fulfillment, to the satisfaction of Bank, of each of the following conditions:

16.1    Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date).

16.2    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

16.3    No Injunction or Order. No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower or any of its Affiliates.

16.4    No Bankruptcy. No proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, or receivership law shall have been filed by or against any Obligor.

16.5    Request for Advance. Bank shall have received a request for advance from the Borrower.

17.	DEFAULT AND REMEDIES.

17.1    Events of Default. The occurrence of any one or more of the following events shall constitute an Event or Events of Default hereunder:

(a)    The failure of Borrower to pay when due and payable or when declared due and payable, any portion of the Obligations, whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees, costs, indemnities, or other amounts constituting Obligations;

(b)    The failure of any Obligor to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents other than those referred to elsewhere in this Section 17.1, in Sections 12, 13 and 14 hereof or where a specific notice and cure period is set forth herein or therein, and such default or failure shall have remained uncured for a period of thirty (30) days after the earlier of (i) written notice thereof to the Obligors by Bank or (ii) Obligors knowledge thereof;

(c)    The failure of any Obligor to pay any Indebtedness for borrowed money in excess of $500,000, due to any third Person or Finance Lease Obligations or the existence of any other event of default under any such loan, security agreement, mortgage, Finance Lease or other agreement pertaining thereto binding any Obligor, after the expiration of any notice and/or grace periods permitted in such documents;

(d)    The failure of any Obligor to pay or perform any other obligation to Bank under any other agreement or note or otherwise arising, whether or not related to this Agreement, after the expiration of any notice and/or grace periods permitted in such documents;

(e)    The adjudication of Borrower as a bankrupt or insolvent, or the entry of an Order for Relief against Borrower or the entry of an order appointing a receiver or trustee for Borrower of any of its property or approving a petition seeking reorganization or other similar relief under the Bankruptcy Code or other similar laws of the U.S. or any state or any other competent jurisdiction;

(f)    A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, debt moratorium or receivership law is filed by or against Borrower, or Borrower makes an assignment for the benefit of creditors, or Borrower takes any action to authorize any of the foregoing;

(g)    The suspension of the operation of any Obligor’s Business for a period of sixty (60) consecutive days;

(h)    Borrower becomes unable to meet its debts as they mature or fall due, or the admission in writing by Borrower to such effect, or Borrower calling any meeting of all or any material portion of their creditors for the purpose of debt restructure or moratorium;

(i)    All, or any part of the Collateral or the assets of any Obligor are attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any, receiver, trustee, custodian or assignee for the benefit of creditors or become subject to any Lien which is not otherwise permitted under Section 12.7;

(j)    The entry of a final judgment for the payment of money against any Obligor in excess of $500,000, which, within ten (10) days after such entry, shall not have been discharged or execution thereof stayed pending appeal or shall not have been discharged within five (5) days after the expiration of any such stay;

(k)    Any representation or warranty of in any of the Loan Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by any Obligor pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified;

(l)    Any Obligor voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

(m)    Any Obligor is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency, the effect of which order restricts any Obligor from conducting all or any material part of its Business;

(n)    A Material Adverse Change occurs;

(o)    A Change of Control occurs;

(p)    Any material uninsured damage to, or loss, theft, or destruction of, any of the Collateral occurs;

(q)    Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty loss occurs resulting in the cessation or substantial curtailment of production or other revenue producing activities at any facility of any Obligor for more than sixty (60) consecutive days;

(r)    The loss, suspension, revocation or failure to renew any license or permit now held or hereafter acquired by any Obligor, which loss, suspension, revocation or failure to renew is likely to result in a Material Adverse Change;

(s)    Any breach by any Obligor under any of the Subordination Agreements;

(t)    The validity or enforceability of this Agreement, or any of the Loan Documents, is contested by any Obligor, or any Obligor denies that they have any or any further liability or obligation hereunder or thereunder; or

(u)    The indictment or threatened indictment of any member of the Management Group or any Obligor under any criminal statute, or the commencement or threatened commencement of criminal or civil proceedings against any member of the Management Group or any Obligor pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any property of any member of the Management Group or any Obligor, or any member of the Management Group or any Obligor engages or participates in any “check kiting” activity regardless of whether a criminal investigation has been commenced.

17.2    Remedies. Upon the occurrence and during the continuance of an Event of Default, or at any time thereafter, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Obligors:

(a)    Declare the entire unpaid principal of the Revolving Credit Facility, all other Obligations, all interest accrued thereon, all fees due hereunder and all other obligations of Borrower to Bank hereunder or under any other Loan Document otherwise arising immediately due and payable;

(b)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Bank;

(c)    Terminate the Loans, this Agreement and any of the other Loan Documents as to any future liability or obligation of Bank, but without affecting Bank’s rights and security interests in the Collateral and without affecting the Obligations;

(d)    Increase the applicable interest rates up to the Default Rate, without notice;

(e)    Hold, as cash collateral, any and all balances and deposits of the Obligors held by Bank to secure the full and final repayment of all of the Obligations;

(f)    Enter the premises occupied by any of Obligors (provided such entry be done lawfully) and take possession of the Collateral and any records relating thereto; and/or

(g)    Exercise each and every right and remedy granted to it under the Loan Documents, under the Uniform Commercial Code and under any other applicable law or at equity.

If an Event of Default occurs under Sections 17.1(e) or 17.1(f), all of the Obligations shall become immediately due and payable.

17.3    Application of Proceeds. All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied or paid over as follows:

(a)      First: to the payment of all costs and expenses incurred in connection with such sale or other realization, including reasonable attorneys’ fees; and

(b)      Second: to the payment of the Obligations (with Borrower remaining liable for any deficiency) as Bank may elect; and

(c)      Third: the balance (if any) of such proceeds shall be paid, subject to any duty imposed by law, or otherwise to whomsoever shall be entitled thereto.

Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, any and all payments received by Bank on account of any of the Obligations may be applied to costs, indemnities, fees, interest and principal constituting Obligations in such order as Bank, in its discretion, elects.

17.4    Sale or Other Disposition of Collateral. The sale, lease or other disposition of the Collateral, or any part thereof, by Bank after an Event of Default may be for cash, credit or any combination thereof, and Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set‑off the amount of such purchase price against the Obligations then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. Bank may cause the Collateral to remain on any Obligor’s premises or otherwise or to be removed and stored at premises owned by other persons, at Obligors’ expense, pending sale or other disposition of the Collateral. Any Obligor at Bank’s request, shall assemble the Collateral consisting of Inventory and tangible assets and make such assets available to Bank at a place to be designated by Bank. Bank shall have the right to conduct such sales on any Obligor’s premises, at Obligors’ expense, or elsewhere, on such occasion or occasions as Bank may see fit. With respect to any Obligor’s owned or leased premises, Obligors hereby grant Bank a license, effective upon the occurrence of an Event of Default, and to the extent not prohibited by the terms of any applicable lease, to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise.

Any notice required to be given by Bank of a sale, lease or other disposition or other intended action by Bank with respect to any of the Collateral which is given pursuant to Section 19 below, at least five (5) Business Days prior to such proposed action, shall constitute fair and reasonable notice to the Obligors of any such action.

The net proceeds realized by Bank upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by Bank in connection therewith and all other costs and expenses related thereto including attorney fees, shall be applied in such order as Bank, in its discretion, elects, toward satisfaction of the Obligations in accordance with Section 17.3. Bank shall account to Borrower for any surplus realized upon such sale or other disposition, and the Obligors shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Bank’s Lien in the Collateral. The Obligors agree that Bank has no obligation to preserve rights to the Collateral against any other parties or to clean-up or otherwise prepare any of the Collateral for sale.

If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by or on behalf of the purchaser, received by Bank and applied to the indebtedness owed by such purchaser to Bank. If the purchaser fails to pay for any of the Collateral, Bank may resell the Collateral.

Bank will not be considered to have offered to retain the Collateral in satisfaction of the Obligations, unless Bank has entered into a written agreement with the Obligors to that effect.

Bank is hereby granted a license or other right to use, after an Event of Default, without charge, any Obligor’s labels, General Intangibles, intellectual property, Equipment, real estate, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Inventory or other Collateral and any Obligor’s rights under all contracts, licenses, approvals, permits, leases and franchise agreements, to the extent assignable, shall inure to Bank’s benefit.

Bank shall be under no obligation to marshal any assets in favor of any Obligor or any other party or against or in payment of any or all of the Obligations.

17.5    Actions With Respect to Accounts. Each Obligor hereby irrevocably makes, constitutes, and appoints Bank (and any of Bank’s designated officers, employees or agents) as its true and lawful attorney‑in‑fact, with full power of substitution, with power to sign its name and to take any of the following actions, in its name or the name of Bank, as Bank may determine, without notice to such Obligor and at Obligors’ expense:

(a)    Verify the validity and amount of or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise;

(b)    Upon the occurrence and during the continuation of an Event of Default, notify all Account Debtors that Obligors’ Accounts have been assigned to Bank and that Bank has a Lien therein;

(c)    Upon the occurrence and during the continuation of an Event of Default, direct all Account Debtors to make payment of all Obligors’ Accounts directly to Bank and forward invoices directly to such Account Debtors;

(d)    Upon the occurrence and during the continuation of an Event of Default, take control in any manner of any cash or non‑cash items of payment or proceeds of such Accounts;

(e)    Upon the occurrence and during the continuation of an Event of Default, notify the U.S. Postal Service to change the address for delivery of mail addressed to any Obligor to such address as Bank may designate;

(f)    Upon the occurrence and during the continuation of an Event of Default, have access to any lockbox or postal boxes into which any Obligor’s mail is deposited and receive, open and dispose of all mail addressed to any Obligor;

(g)    Upon the occurrence and during the continuation of an Event of Default, take control in any manner of any rejected, returned, stopped in transit or repossessed goods relating to any Accounts;

(h)    Upon the occurrence and during the continuation of an Event of Default, enforce payment of and collect any Accounts, by legal proceedings or otherwise, and for such purpose Bank may:

(i)    Demand payment of any Accounts or direct any Account Debtors to make payment of Accounts directly to Bank;

(ii)    Receive and collect all monies due or to become due to any Obligor;

(iii)    Exercise all of any Obligor’s rights and remedies with respect to the collection of Accounts;

(iv)    Settle, adjust, compromise, extend, renew, discharge or release the Accounts;

(v)    Sell or assign the Accounts on such terms, for such amount and at such times as Bank deems advisable;

(vi)    Prepare, file and sign any Obligor’s name or names on any Proof of Claim or similar document in any proceeding filed under federal or state bankruptcy, insolvency, reorganization or other similar law as to any Account Debtor;

(vii)    Prepare, file and sign any Obligor’s name or names on any Notice of Lien, Claim of Mechanic’s Lien, Assignment or Satisfaction of Lien or Mechanic’s Lien or similar document in connection with the Collateral;

(viii)    Endorse the name of any Obligor upon any chattel papers, documents, instruments, invoices, freight bills, bills of lading or similar documents or agreements relating to the Accounts or goods pertaining thereto or upon any checks or other media of payment or evidences of a security interest that may come into Bank’s possession;

(ix)    Sign the name of any Obligor to verifications of Accounts and notices thereof sent by Account Debtors to such Obligor; or

(x)    Take all other actions necessary or desirable to protect any Obligor’s or Bank’s interest in the Accounts.

Obligors ratify and approve all acts of said attorneys and agree that said attorneys shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except such attorneys’ gross negligence or willful misconduct. Obligors agree to assist Bank in the collection and enforcement of their Accounts and not to hinder, delay or impede Bank in its collection or enforcement of said Accounts.

17.6    Set‑Off. Without limiting the rights of Bank under Applicable Law, the Obligors grant to Bank and agree that Bank may, unless prohibited by applicable law, without notice to any Obligor (such notice being expressly waived), and without constituting a retention of any Collateral in satisfaction of any Obligations exercise a right of set‑off, a lien against and a security interest in all property of the Obligors now or at any time in Bank’s possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other account with Bank as security for the Obligations. At any time and from time to time following the occurrence of an Event of Default or Default, Bank may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit of any Obligor against any or all of the Obligations.

17.7    Turnover of Property Held by Bank. The Obligors irrevocably authorize any Affiliate of Bank, unless prohibited by Applicable Law, upon and following the occurrence of an Event of Default, at the request of Bank and without further notice, to turn over to Bank any property of any Obligor held by such Affiliate, including without limitation, funds and securities for any Obligor’s account and to debit, for the benefit of Bank, any deposit account maintained by any Obligor with such Affiliate (even if such deposit account is not then due or there results a loss or reduction of interest or the imposition of a penalty in accordance with Applicable Law to the early withdrawal of time deposits), in the amount requested by Bank up to the amount of the Obligations, and to pay or transfer such amount or property to Bank for application to the Obligations.

17.8    Delay or Omission Not Waiver. Neither the failure nor any delay on the part of Bank to exercise any right, remedy, power or privilege under the Loan Documents upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege. No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Bank. No single, partial or full exercise of any rights, remedies, powers and privileges by Bank shall preclude further or other exercise thereof. No course of dealing between Bank and any Obligor shall operate as or be deemed to constitute a waiver of Bank’s rights under the Loan Documents or affect the duties or obligations of the Obligors.

17.9    Remedies Cumulative. The rights, remedies, powers and privileges provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights, remedies, powers and privileges in Bank’s favor at law or in equity.

17.10    Consents, Approvals and Discretion. Whenever Bank’s consent or approval is required or permitted or any documents are required to be acceptable to Bank, such consent, approval or acceptability shall be at the sole and absolute discretion of Bank. Except as otherwise specifically provided herein, whenever any determination or act is at Bank’s discretion, such determination or act shall be at Bank’s sole and absolute discretion.

17.11    Certain Fees, Costs, Expense Expenditures. The Obligors agree to pay on demand all cost and expenses of Bank (the “Bank Expenses”), including without limitation:

(a)    all costs, expenses and fees (including reasonable attorneys’ fees and other legal out of pocket costs, expenses and charges) incurred or paid by Bank in connection with (i) advising, structuring, drafting, preparing, reviewing, negotiating, administering the Loan Documents or any waivers, consents, amendments, extensions, modifications or restatements related thereto; (ii) interpreting, enforcing, protecting, preserving, defending or terminating any of the Loan Documents or any of Bank’s rights and remedies related thereto, irrespective of whether suit is brought (including without limitation, all out of pocket costs and expenses and reasonable attorneys’ fees related to any “workout,” “restructuring,” insolvency or similar proceeding involving any Obligor); (iii) legal advice relating to the rights and responsibilities of Bank; (iv) the preparation for negotiations regarding, consultations concerning or the defense or prosecution of any legal proceedings involving, any claim (including third-party claims) made or threatened against Bank related to or involving the Loan Documents, the transactions contemplated under the Loan Documents, Bank’s relationship with the Obligors, or any actions taken pursuant to the Loan Documents by Bank;

(b)    all costs, expenses and fees incurred or paid by Bank for photocopying; notarization; couriers; messengers; telecommunications; public record searches (including without limitation, real estate, tax lien, litigation, UCC, bankruptcy, patent, trademark or copyright searches); filing; recording; publication; appraisals (including without limitation personal property, real estate, trademark, tradename, and inventory appraisals or reappraisals); real estate surveys or updates; real estate title insurance reports or bring-downs, commitments, policies and endorsements; environmental audits, surveys or updates; and accounting or other professional advisors;

(c)    all costs, expenses and fees incurred or paid by Bank in connection with the disbursement of funds under the Loan Documents (by wire transfer or otherwise); the dishonoring of checks, drafts or other items of payment; correction or cure of any Default or Event of Default or enforcement of the Loan Documents; gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale or advertising to sell any of the Collateral (regardless of whether the sale is consummated); or exercising any rights or remedies under the Loan Documents; and

(d)    all costs, expenses and other payments incurred or made by Bank to any warehouseman, landlord, lessor or owner of any property at which any of the Collateral is located to enable Bank to obtain access to, store, warehouse, ship, sell or otherwise preserve, protect and dispose of such Collateral (including without limitation all lease payments, access charges, utility charges and safety and security charges).

In the event any Obligor shall fail to pay taxes, insurance, assessments, fees, costs or expenses which it is required to pay hereunder, or fails to keep the Collateral free from Liens (except as expressly permitted herein), or fails to maintain or repair the Collateral as required hereby, or otherwise breaches any obligations under the Loan Documents, Bank in its discretion, may (but shall not be obligated to) make expenditures for such purposes and the amount so expended (including reasonable attorney’s fees and out of pocket expenses, filing fees and other charges) shall be payable by the Obligors on demand and shall constitute part of the Obligations.

With respect to any amount required to be paid by Obligors under this Section, in the event Obligors fail to pay such amount within five (5) days after demand, at Bank’s option, all of said amounts required to be paid by Obligors, may be charged by Bank as a SOFR Rate Loan under the Revolving Credit Facility and Borrower shall also pay to Bank interest thereon at the Default Rate.

18.        INDEMNIFICATION. The Obligors agree to indemnify, defend and hold harmless, Bank, its parents and Affiliates and their officers, directors, shareholders, employees, attorneys and agents (collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation reasonable attorney’s fees and out of pocket costs and costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Loan Documents, including without limitation, any failure of any Obligor to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents, or any other Event of Default; (b) the use by Borrower of any proceeds advanced hereunder; (c) the transactions contemplated hereunder; or (d) any claim, demand, action or cause of action being asserted against any Indemnified Party by any other Person in connection with the transactions contemplated hereunder. Notwithstanding anything herein or elsewhere to the contrary, the Obligors shall not be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from the gross negligence, willful misconduct or unlawful actions of such Indemnified Party or any violations by such Indemnified Party or Bank of any securities laws or other laws and regulations concerning financial institutions. Any amount payable to Bank under this Section will bear interest at the Default Rate from the due date until paid.

The Obligors’ obligations under this Section shall survive termination of this Agreement and repayment of the Obligations.

19.        COMMUNICATIONS AND NOTICES. No notice, request, demand or instruction to be given hereunder to any party shall be effective for any purpose unless in writing and delivered personally or by overnight courier at the appropriate address set forth below (in which event, such notice shall be deemed effective only upon such delivery), when delivered by mail (sent by registered or certified mail, return receipt requested), by facsimile, by electronic transmission or overnight courier at the appropriate address set forth below, as follows:

To Obligors:

inTEST Corporation,

Ambrell Corporation,

inTEST Silicon Valley Corporation,

inTEST EMS, LLC, and

Temptronic Corporation

804 East Gate Drive, Suite 200

Mount Laurel, NJ 08054

Attention: Duncan Gilmour, Treasurer and CFO

Telephone: 856-505-8812

E-Mail: [REDACTED]

To Bank:

M&T Bank

210 Lake Drive East Suite 102

Woodlands Falls Corporate Park

Cherry Hill, NJ 08002

Attention: Steven A. Vilardi, Vice President

Email: [REDACTED]

Notice shall be deemed to have been given upon the earlier to occur of (a) receipt, (b) three (3) days after the deposit of same in any United States Post Office certified or registered mail, postage prepaid, as set forth above, (c) delivery by personal service, (d) receipt of proof of delivery by a facsimile transmission, or (e) delivery of an electronic transmission. The addresses and addressees for the purpose of this Section may be changed by giving written notice of such change in the manner herein provided for giving notice. Unless and until such written notice of a change of address or addressee is received, the last address and addressee, as stated by written notice, or provided herein if no written notice of change has been sent or received, shall be deemed to continue in effect for all purposes hereunder.

ALL “PAYMENT IN FULL” CHECKS OR OTHER MEDIA OF PAYMENT MUST BE SENT TO BANK ONLY TO THE ABOVE ADDRESS.

20.	WAIVERS.

20.1    Waivers. In connection with any proceedings under the Loan Documents, including without limitation any action by Bank in replevin, foreclosure or other court process or in connection with any other action related to the Loan Documents or the transactions contemplated hereunder, the Obligors waive, to the extent permitted by applicable law:

(a)      all errors, defects and imperfections of a procedural nature in such proceedings;

(b)      all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

(c)      presentment for payment, demand, notice of demand, notice of nonpayment, protest and notice of protest of any of the Loan Documents, including the Notes;

(d)      any requirement for bonds, security or sureties required by statute, court rule or otherwise;

(e)      any demand for possession of Collateral prior to commencement of any suit;

(f)      all rights to claim or recover attorney’s fees and costs in the event that any Obligor is successful in any action to remove, suspend or prevent the enforcement of a judgment entered by confession; and

(g)      any right to require Bank to pursue any third Person for payment of the Obligations or payment with respect to any of the Collateral.

20.2     Forbearance. Bank may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to or consent of any Obligor.

20.3      Limitation on Liability. The Obligors shall be responsible for and Bank is hereby released from any claim or liability in connection with:

(a)    Safekeeping any Collateral;

(b)    Any loss or damage to any Collateral;

(c)    Any diminution in value of the Collateral; or

(d)    Any act or default of another Person.

Bank shall only be liable for any act or omission on its part constituting gross negligence or willful misconduct. In the event any Obligor brings suit against Bank in connection with the transactions contemplated hereunder and Bank is found not to be liable, the Obligors will indemnify and hold Bank harmless from all costs and expenses, including attorney’s fees, incurred by Bank in connection with such suit. This Agreement is not intended to obligate Bank to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of any Obligor. Obligors’ obligations under this Section shall survive termination of this Agreement and repayment of the Obligations.

20.4    Waiver of Subrogation. The Obligors hereby waive any right to subrogation, reimbursement, contribution or indemnity from any Obligor in connection with any Obligor’s obligations under the Loan Documents.

21.         SUBMISSION TO JURISDICTION. The Obligors hereby consent to the jurisdiction of any state or federal court located within the Commonwealth of Pennsylvania, and irrevocably agree that, subject to Bank’s election, all actions or proceedings relating to the Loan Documents or the transactions contemplated hereunder shall be litigated in such courts, and the Obligors waive any objection which they may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waive personal service of any and all process upon them and consent that all such service of process be made by mail or messenger directed to them at the address set forth in Section 19. Nothing contained in this Section shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against any Obligor or their property in the courts of any other jurisdiction.

22.         MISCELLANEOUS.

22.1    Brokers. The transaction contemplated hereunder was brought about and entered into by Bank and the Obligors acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. The Obligors represent to Bank that the Obligors have not committed Bank to the payment of any brokerage fee or commission in connection with this transaction. If any such claim is made against Bank by any broker, finder or agent or any other Person, the Obligors agree to indemnify, defend and hold Bank harmless against any such claim, at the Obligors’ own cost and expense, including Bank’s attorneys’ fees. The Obligors further agree that until any such claim or demand is adjudicated in Bank’s favor, the amount claimed and/or demanded shall be deemed part of the Obligations secured by the Collateral.

22.2    No Joint Venture. Nothing contained herein is intended to permit or authorize any Obligor to make any contract on behalf of Bank, nor shall this Agreement be construed as creating a partnership, joint venture or making Bank an investor in any Obligor.

22.3    Survival. All covenants, agreements, representations and warranties made by the Obligors in the Loan Documents or made by or on their behalf in connection with the transactions contemplated herein shall be true at all times this Agreement is in effect and shall survive the execution and delivery of the Loan Documents, any investigation at any time made by Bank or on their behalf and the making by Bank of the loans or advances to Borrower. All statements contained in any certificate, statement or other document delivered by or on behalf of the Obligors pursuant hereto or in connection with the transactions contemplated hereunder shall be deemed representations and warranties by the Obligors.

22.4    No Assignment. The Obligors may not assign any of their rights hereunder without the prior written consent of Bank and Bank shall not be required to lend hereunder except to Borrower as they presently exist.

22.5    Assignment or Sale by Bank. Bank may sell, assign or participate all or a portion of its interest in the Loan Documents and make available to any prospective purchaser, assignee or participant any information relative to Obligors in its possession without the consent of Borrower (a) in connection with any participation, (b) as a result of a merger, consolidation or other similar transaction between Bank and another bank or other financial institution, (c) to comply with or accommodate any regulatory, capital adequacy or other similar requirements affecting Bank, (d) as required by any governmental or other entity have regulatory, oversight or other control over Bank or its affairs, or (e) made while an Event of Default has occurred and is continuing.  Except as otherwise provided above, any other sale or assignment by Bank shall be subject to the Borrower’s  prior written consent which shall not be unreasonably withheld, conditioned or delayed.  In the event that Bank sells or assigns any portion of the Loans, Obligors shall (a) execute and deliver to Bank and/or to the applicable purchaser or assignee, such substitute or replacement Notes, Surety Agreement or other Loan Documents, and (b) execute and deliver to Bank such amendments to the Loan Documents as Bank may request to reflect such sale or assignment.

22.6    Treatment of Certain Information; Confidentiality. Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (as defined below) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties; (c) to the extent required by applicable laws or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement; or (f) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Bank on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section. For purposes of this Section (a) “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Bank on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential and (b) “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Injunctive Relief. Each of the Obligors expressly acknowledges and agrees that an action for damages for any breach of the requirements of Section 11.5 shall not be an adequate remedy at law. In the event of any such breach, each of the Obligors agrees to the fullest extent allowed by law that Bank shall be entitled to injunctive relief to restrain such breach and require compliance with such requirements.

22.8    Time is of the Essence. Time is of the essence in the Obligors’ performance of their obligations under the Loan Documents.

22.9    Binding Effect. This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns and shall bind all Persons who become bound as a borrower, guarantor or other obligor under this Agreement.

22.10    Severability. The provisions of this Agreement and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

22.11    No Third Party Beneficiaries. The rights and benefits of this Agreement and the Loan Documents shall not inure to the benefit of any third party.

22.12    Modifications. Any modification or amendment of this Agreement or any of the Loan Documents shall be in writing signed by the parties hereto.

22.13    Holidays. If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

22.14    Law Governing. This Agreement has been made, executed and delivered in the Commonwealth of Pennsylvania and will be construed in accordance with and governed by the laws of such Commonwealth, without regard to any rules or principles regarding conflicts of law or any rule or canon of construction which interprets agreements against the draftsman.

22.15    Integration. The Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Bank’s rights, powers, remedies and security. The Loan Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supersede all prior agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties. In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

22.16    Exhibits and Schedules. All exhibits and schedules attached hereto are hereby made a part of this Agreement.

22.17    Headings. The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

22.18    Counterparts; Electronic Signatures. The Loan Documents and any notice or communication under the Loan Documents may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. Delivery of a photocopy, telecopy or electronic mail (pdf) of an executed counterpart of a signature page to any Loan Document shall be effective as delivery of a manually executed counterpart of such Loan Document.

22.19    Joint and Several. The obligations of the Obligors under this Agreement shall be joint and several obligations.

22.20    Limitation on Damages. The Obligors and Bank agree that, in any action, suit or proceeding, in respect of or arising out of this Agreement, the Loan Documents or the transactions contemplated hereunder, each mutually waives to the fullest extent permitted by law, any claim for consequential, punitive or special damages.

22.21    USA Patriot Act. Bank is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") and hereby notifies Obligors that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow Bank to identify such Obligor in accordance with the Act.

22.22    Waiver of Right to Trial by Jury. THE OBLIGORS AND BANK WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER ANY OF THE LOAN DOCUMENTS OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE OBLIGORS OR BANK WITH RESPECT TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE OBLIGORS AND BANK AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OBLIGORS AND BANK TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THE OBLIGORS ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT THEY FULLY UNDERSTAND ITS TERMS, CONTENT AND EFFECT, AND THAT THEY VOLUNTARILY AND KNOWINGLY AGREE TO THE TERMS OF THIS SECTION.

22.23    Construction of Agreement/No Negative Inference. Each Obligor warrants, covenants and represents that it is and has been represented by counsel of its choice in this matter, including the negotiation of this Agreement and the other Loan Documents, that it has read and understood the same and that this Agreement and each of the other Loan Documents are being entered into voluntarily by each Obligor, intending to be bound hereby and thereby. Each Obligor further agrees that this Agreement and each of the other Loan Documents are the result of careful draftsmanship by all parties hereto and thereto and that no negative inferences as to authorship may be drawn against any party hereto or thereto.

22.24    Partial Invalidity. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or enforceable, all terms, provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the invalidity, voidness or unenforceability of such term, provision, covenant or condition (after giving effect to the next sentence in this Section) does not materially impair the ability of the parties to consummate the transactions contemplated hereby. In lieu of such invalid, void or unenforceable term, provision, covenant or condition there shall be added to this Agreement a term, provision, covenant or condition that is valid, not void and enforceable and is as similar to such invalid, void or enforceable term, provision, covenant or condition as may be possible.

22.25    Keepwell. Provided that Borrower continues to be a Qualified ECP Guarantor, Borrower hereby unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by Borrower to honor all of its obligations under the applicable Loan Document in respect of Hedging Obligations; provided, that Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amounts. The obligations of Borrower under this Section shall remain in full force and effect until the Obligations and all other amounts payable under this Agreement have been paid in cash and performed in full, and all commitments to extend credit under the Loans Documents have terminated. Borrower intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each such other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

22.26    No Novation. Nothing contained herein and no actions taken pursuant to the terms hereof are intended to constitute a novation of the Existing Loan Agreement or any of the other Loan Documents, and shall not constitute a release, termination or waiver of any of the liens, security interests, rights or remedies granted to Bank in the Existing Loan Agreement or the other Loan Documents.

22.27    Content Lien Carveout. If, now or in the future, any of the obligations secured pursuant to any security interest or lien created by any instrument pertaining to the Loans shall include any Special Flood Zone Loan, then the following shall apply: any such Special Flood Zone Loan shall not be secured pursuant to any security interest or lien created by this instrument in personal property that would constitute "contents" located within Flood Zone Improvements securing such Special Flood Zone Loan, where, for purposes of the foregoing, "Flood Zone Improvements" means any "improved" real property that is located within a Special Flood Hazard Area, a "Special Flood Zone Loan" means a loan, line of credit or other credit facility which is secured by Flood Zone Improvements, and the terms "improved" real property, "Special Flood Hazard Area," and "contents" shall have the meaning ascribed to them by the Flood Disaster Protection Act of 1973, 42 U.S.C. § 4001 et seq., and implementing regulations, 44 C.F.R. Parts 59 et seq., and/or the Federal Emergency Management Agency, all as may be amended from time to time.

22.28    Hedging Contract. Subject to customary credit approval by Bank, Borrower shall have the right to enter into a Hedging Contract with Bank upon terms that are reasonable acceptable to the parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER: INTEST CORPORATION, a Delaware corporation By: /s/ Duncan Gilmour Name: Duncan Gilmour Title: Secretary, Treasurer and Chief Financial Officer

GUARANTORS:

AMBRELL CORPORATION,

a Delaware corporation

By: /s/ Duncan Gilmour

Name: Duncan Gilmour

Title: Vice President, Treasurer and Secretary

INTEST SILICON VALLEY CORPORATION,

a Delaware corporation

By: /s/ Duncan Gilmour

Name: Duncan Gilmour

Title: Vice President, Treasurer and Secretary

INTEST EMS, LLC,

a Delaware limited liability company

By: /s/ Duncan Gilmour

Name: Duncan Gilmour

Title: Vice President, Treasurer and Secretary

TEMPTRONIC CORPORATION,

a Delaware corporation

By: /s/ Duncan Gilmour

Name: Duncan Gilmour

Title: Vice President, Treasurer and Secretary

BANK: M&T BANK By: /s/ Steven A. Vilardi Steven A. Vilardi, Vice President

EXHIBITS

Exhibit A	- Form of Covenant Compliance Certificate

Exhibit B	- Form of Term Note

Exhibit C	- Form of Loan Request

SCHEDULES

Schedule 10.3	- Ownership Interests

Schedule 10.4	- Subsidiaries

Schedule 10.14	- Names

Schedule 10.16	- Pension and Benefit Plans

Schedule 10.17	- Leases and Contracts

Schedule 10.18	- Intellectual Property

Schedule 10.20	- Affiliate Transactions

Schedule 10.21(b)	- Licenses

Schedule 10.21(c)	- Operating Agreements

Schedule 10.21(d)	- Facility Sites

Schedule 10.21(e)	- Leases

Schedule 10.24	- Subordinated Indebtedness

Schedule 12.1	- Permitted Indebtedness

Schedule 12.2	- Loans

Schedule 12.3	- Permitted Investments

Schedule 12.7 -	- Permitted Liens

Schedule 10.3

Ownership Interests

Entity	Owner	Percentage Ownership	Options, Warrants, Rights of Conversion or Purchase
Ambrell Corporation	inTEST Corporation	100%	None
inTEST Silicon Valley Corporation	inTEST Corporation	100%	None
inTEST EMS, LLC	inTEST Corporation	100%	None
inTEST Thermal Solutions GmbH	inTEST Corporation	100%	None
inTEST PTE Ltd.	inTEST Corporation	100%	None
TEMPTRONIC CORPORATION	inTEST Corporation	100%	None
Ambrell B.V.	Ambrell Corporation	100%	None
Ambrell Limited	Ambrell Corporation	100%	None

Schedule 10.4

Subsidiaries

Schedule 10.3 is hereby incorporated by reference.

Schedule 10.14

Names

Exact Legal Name	Former Legal Names (including date of change)
inTEST Corporation	None
Ambrell Corporation[1]	Concourse Acquisition Corp. (5/25/2017)
inTEST Silicon Valley Corporation	inTEST Sunnyvale Corporation (1/26/2005) TD Acquisition Corp. (8/3/1998) TestDesign Corporation (8/3/1998 merged into TD Acquisition Corp.)
TEMPTRONIC CORPORATION	None
inTEST EMS, LLC	None

[1] NTD: Ambrell Corporation was acquired via merger

Schedule 10.16

United States Pension and Benefit Plans

None.

Schedule 10.17

Leases and Contracts

1.    Lease Agreement between Exeter 804 East Gate, LLC and the Company dated May 10, 2010.

2.    Lease Agreement between AMB-SGP Seattle/Boston, LLC and TEMPTRONIC CORPORATION (a subsidiary of the Company), dated October 25, 2010.

3.    First Amendment to Lease between AMB-SGP Seattle/Boston, LLC and TEMPTRONIC CORPORATION dated March 1, 2011.

4.    Second Amendment to Lease between James Campbell Company, LLC and TEMPTRONIC CORPORATION dated April 8, 2019.

5.    Lease Agreement between Columbia California Warm Springs Industrial, LLC and inTEST Silicon Valley Corporation dated January 9, 2012.

6.    First Amendment to Lease Agreement between Columbia California Warm Springs Industrial, LLC and inTEST Silicon Valley Corporation dated November 18, 2016.

7.    Guaranty Agreements between Columbia California Warm Springs Industrial, LLC and inTEST Corporation dated January 9, 2012.

8.    Second Amendment to Standard Lease Agreement, dated January 23, 2020, by and between inTEST Silicon Valley Corporation and Fremont Business Center, LLC.

9.    Lease Agreement between Maguire Family Properties, Inc. and Ambrell Corporation dated December 19, 2017

10.   Guaranty of Lease between Maguire Family Properties, Inc. and Ambrell Corporation dated December 19, 2017

Schedule 10.18

Intellectual Property

Trademarks

Registered Owner	Mark	Registration Number	Date of Registration
TEMPTRONIC CORPORATION	TEMPTRONIC	3748381	Feb. 16, 2010
TEMPTRONIC CORPORATION	THERMONICS	4278707	Jan. 22, 2013
TEMPTRONIC CORPORATION		1094282	Jun. 27, 1978
TEMPTRONIC CORPORATION	THERMOJOGGER	1433671	Mar. 24, 1987
TEMPTRONIC CORPORATION	THERMO CHUCK	1197134	Jun. 8, 1982
TEMPTRONIC CORPORATION	THERMO STREAM	1085339	Feb. 14, 1984
TEMPTRONIC CORPORATION	THERMO SPOT	5261537	Aug. 5, 2017
inTEST Corporation	INTEST	2503999	Nov. 6, 2001
inTEST Corporation	inTEST	1268558	Feb. 28, 1984
inTEST Corporation	in2	1255204	Oct. 25, 1983
inTEST Corporation	CENTAUR	3657110	Jul. 21, 2009
inTEST Corporation	TRANSPAR	3635236	Jun. 9, 2009
Ambrell	EXPERIENCE THE EXCELLENCE	5101636	Dec. 13, 2016
Ambrell	EVIEW	4922677	Mar. 22, 2016
Ambrell	EKOHEAT	4751860	Jun. 9, 2015
Ambrell	EASYCOIL	4746013	Jun. 2, 2015
Ambrell	AMBRELL	4623638	Oct. 21, 2014
Ambrell	AMBRELL	3317193	Oct. 23, 2007
Ambrell	EKOHEAT	3526330	Nov. 4, 2008
Ambrell	AMERITHERM	2299340	Dec. 14, 1999
Ambrell		2301415	Dec. 21, 1999

Trademark Applications - None.

Patents

Registered Owner	Patent Name	Registration Number	Date of Registration
inTEST Corporation	Method and apparatus for docking a test head with a peripheral	9,897,628	18-Sep-14
inTEST Corporation	Test head manipulator	9,557,371	6-May-08
inTEST Corporation	Test head manipulator	9,347,804	23-Feb-07
inTEST Corporation	Test head positioner system	9,134,387	17-Mar-08
inTEST Corporation	Positioner system and method of positioning	8.981,807	27-Jul-10
inTEST Corporation	Cradle and cable handler for a test head manipulator	8,763,962	17-Mar-08
inTEST Corporation	Test head docking system and method with sliding linkage	8,760,182	14-Jul-08
inTEST Corporation	Test head vertical support system	8,700,218	29-Dec-06
inTEST Corporation	Test head manipulator	8,618,822	23-Feb-07
inTEST Corporation	Wrist joint for positioning a test head	8,444,107	28-Jan-03
inTEST Corporation	Test head positioning system and method	8,350,584	29-Dec-06
inTEST Corporation	Test head positioner system	8,212,578	17-Mar-08
inTEST Corporation	Test head positioning system	8,141,834	10-Aug-06
inTEST Corporation	Test head positioning system and method	8,035,406	31-Mar-03
inTEST Corporation	Safety mechanism for materials handling system	7,845,607	18-Feb-03
inTEST Corporation	Modular interface	7,834,718	13-Dec-04
inTEST Corporation	Test head positioning system and method	7,728,579	31-Mar-03
inTEST Corporation	Modular interface	7,605,583	13-Jul-04
inTEST Corporation	Modular interface	7,605,582	13-Jul-04
inTEST Corporation	Computer cabinet	D585,662	20-Sep-07
inTEST Corporation	Test head docking system and method	7,466,122	16-Jul-01
inTEST Corporation	Apparatus and method for balancing and for providing a compliant range to a test head	7,340,972	22-Sep-00
inTEST Corporation	Modular interface	7,301,326	13-Jul-04
inTEST Corporation	Signal module	D554,594	22-Nov-06
inTEST Corporation	Signal module	D554,593	22-Nov-06
inTEST Corporation	Test head positioning system and method	7,235,964	31-Mar-03
inTEST Corporation	Signal module	D535,260	13-Jul-04
inTEST Corporation	Signal module	D528,989	13-Jul-04
inTEST Corporation	Test head docking system and method	7,109,733	16-Jul-01
inTEST Corporation	Apparatus and method for balancing and for providing a compliant range to a test head	7,084,358	20-Sep-01
inTEST Corporation	Side supports with adjustable center of gravity	6,975,105	20-Sep-00
TEMPTRONIC CORPORATION	Apparatus for attachment of accessories to processing equipment	10,578,237	12-Aug-16
TEMPTRONIC CORPORATION	Temperature-controlled enclosures and temperature control system using the same	10,060,668	13-Mar-07
TEMPTRONIC CORPORATION	Temperature system having an impurity filter	9,335,080	17-Oct-11
TEMPTRONIC CORPORATION	Environmental test system and method eith in-situ temperature sensing of device under test (DUT)	8,602,641	2-May-13
TEMPTRONIC CORPORATION	Temperature-controlled enclosures and temperature control system using the same	8,408,020	13-Mar-07

Registered Owner	Patent Name	Registration Number	Date of Registration
TEMPTRONIC CORPORATION	Temperature-controlled enclosures and temperature control system using the same	7,629,533	13-Mar-07
TEMPTRONIC CORPORATION	High-flow cold air chiller (THERMONICS)	7,603,871	29-Jun-06
TEMPTRONIC CORPORATION	Method and apparatus for latent temperature control for a device under test (SIGMA)	7,483,769	30-Jan-06
TEMPTRONIC CORPORATION	Method and apparatus for latent temperature control for a device under test (SIGMA)	6,993,418	2-Aug-02
TEMPTRONIC CORPORATION	Workpiece chuck with temperature control assemble having spacers between layers providing clearance for thermoelectric modules	6,886,347	10-Jul-03
TEMPTRONIC CORPORATION	Workpiece chuck with temperature control assemble having spacers between layers providing clearance for thermoelectric modules	6,745,575	11-Jul-02
TEMPTRONIC CORPORATION	Apparatus and method for controlling temperature in a device under test using integrated temperature sensing diode	6,552,561	20-Apr-01
TEMPTRONIC CORPORATION	Apparatus and method for controlling temperature in a wafer using integrated temperature sensing diode	6,545,494	10-Jul-00
Ambrell Corp	Food heater	10,206,250	20-Apr-06
Ambrell Corp	Induction heating system	9,554,423	25-Oct-12
Ambrell Corp	Dynamic power balancing among multiple induction heater power units	9,439,246	15-Mar-13
Ambrell Corp	Power system component protection system for use with an induction heating system	9,167,631	25-Aug-06
Ambrell Corp	Food heater	9,000,335	21-Apr-06
Ambrell Corp	Induction heating systems and methods for producing an object having a varying hardness along the length of the object	8,803,047	14-Jun-12
Ambrell Corp	Portable food heater	8,481,893	28-Aug-06
Ambrell Corp	Power switching system to increase induction heating to a load from available AC mains power	8,331,115	15-Nov-07
Ambrell Corp	Automatic frequency compensation for pulse width modulated RF level control	8,283,985	25-Aug-06
Ambrell Corp	Constant phase angle control for frequency agile power switching systems	8,269,532	10-Aug-06
Ambrell Corp	High voltage full bridge circuit and method for operating the same	7,995,362	15-Jun-06
Ambrell Corp	Constant phase angle control for frequency agile power switching systems	7,906,997	10-Aug-06
Ambrell Corp	Radio frequency (RF) induction cooking food heater	7,829,827	21-Apr-06
Ambrell Corp	Portable food heater	7,804,045	28-Aug-06
Ambrell Corp	Power switching system to increase induction heating to a load from available AC mains power	7,787,268	15-Nov-07

Registered Owner	Patent Name	Registration Number	Date of Registration
Ambrell Corp	Automatic frequency compensation for pulse width modulated RF level control	7,626,463	25-Aug-06
Ambrell Corp, BASF Corp	Fast-drying, radiofrequency-activatable inkjet inks and methods and systems for their use	7,520,600	1-Nov-04
Ambrell Corp	Constant phase angle control for frequency agile power switching systems	7,551,011	10-Aug-06
Ambrell Corp	High voltage full bridge circuit and method for operating the same	7,489,530	15-Jun-05
Ambrell Corp	Electrode apparatus for stray field radio requency heating	6,995,345	18-Mar-02
Ambrell Corp	Induction furnace for heating a workpiece in an inert atmosphere or vacuum	6,861,629	9-May-02

Patent Applications

Registered Owner	Patent Name	Application Number	Filing Date
TEMPTRONIC CORPORATION	Temperature forcing system and method with conductive thermal probes	15/437861	21-Feb-17
TEMPTRONIC CORPORATION	System and method for device under test cooling using digital scroll compressor	15/947415	6-Apr-18
TEMPTRONIC CORPORATION	Apparatus and method for controlling temperature at multiple test sites	16/692334	22-Nov-19

Copyrights and Copyright Applications - None.

Material IP Licenses - None.

Schedule 10.20

Affiliate Transactions

None

Schedule 10.21(b)

Licenses

ITAR Registration – The iTS (inTEST Thermal Solutions) business unit has this registration because it sells certain products to customers in the defense/aerospace industries.

Schedule 10.21(c)

Operating Agreements

None.

Schedule 10.21(d)

Addresses

Entity	Locations
inTEST Corporation

Chief Executive Office

804 East Gate Drive Suite 200, Mount Laurel, NJ 08054

Other Places of Business

41 Hampden Rd, Mansfield, MA 02048

Books / Inventory and Equipment

804 East Gate Drive, Mount Laurel, NJ 08054

Ambrell Corporation

Chief Executive Office

1655 Lyell Avenue, Rochester, New York 14606

Other Places of Business / Books / Inventory and Equipment

804 East Gate Drive, Mount Laurel, NJ 08054

Other Location Where Books Are Held
1655 Lyell Avenue, Rochester, New York 14606

Previous Address (No Longer Used)
39 Main Street, Scottsville, NY 14546

inTEST Silicon Valley Corporation

Chief Executive Office

47777 Warm Springs Boulevard, Fremont, California 94539

Other Places of Business / Books / Inventory and Equipment

804 East Gate Drive, Mount Laurel, NJ 08054

Other Location Where Books Are Held
47777 Warm Springs Boulevard, Fremont, California 94539

TEMPTRONIC CORPORATION

Chief Executive Office

41 Hampden Rd, Mansfield, MA 02048

Other Places of Business / Books / Inventory and Equipment

804 East Gate Drive, Mount Laurel, NJ 08054

Other Location Where Books Are Held
41 Hampden Rd, Mansfield, MA 02048

inTEST EMS, LLC	Chief Executive Office 804 East Gate Drive Suite 200, Mount Laurel, NJ 08054 Other Places of Business / Books / Inventory and Equipment 804 East Gate Drive, Mount Laurel, NJ 08054

Schedule 10.21(e)

Leases

Lease Description	Landlord	Locations
Lease Agreement between Exeter 804 East Gate, LLC and the Company dated May 10, 2010	Exeter 804 East Gate 2018 LLC Exeter Property Group 101 West Elm Street, Suite 600 Conshohocken, PA 19428	804 East Gate Drive Suite 200 Mount Laurel, NJ 08054
Second Amendment to Lease between James Campbell Company, LLC and TEMPTRONIC CORPORATION dated April 8, 2019	James Campbell Company, LLC 425 California Street Suite 500 San Francisco, CA 94104-2112	41 Hampden Rd Mansfield, MA 02048
Lease Agreement between Maguire Family Properties, Inc. and Ambrell Corporation dated December 19, 2017	Maguire Family Properties Inc. 770 Rock Beach Road Rochester, NY 14617	1655 Lyell Avenue Rochester, New York 14606
Second Amendment to Standard Lease Agreement, dated January 23, 2020, by and between inTEST Silicon Valley Corporation and Fremont Business Center, LLC	Fremont Business Center LLC c/o CIP Real Restate 19762 MacArthur Blvd., Suite 300 Irvine, California 92612-2498	47777 Warm Springs Boulevard Fremont, California 94539

Schedule 10.24

Subordinated Indebtedness

None.

Schedule 12.1

Existing Indebtedness

None.

Schedule 12.2

Loans

None.

Schedule 12.3

Permitted Investments

Schedule 10.3 is hereby incorporated by reference.

Schedule 12.7

Liens

None.